EXECUTION COPY









                    AMENDED AND RESTATED OPERATION AGREEMENT

                                  by and among

                      UNION ELECTRIC COMPANY d/b/a AmerenUE


                                CENTRAL ILLINOIS
                     PUBLIC SERVICE COMPANY d/b/a AmerenCIPS


                   AMERICAN TRANSMISSION SYSTEMS, INCORPORATED


                     Northern indiana public service company

                                       and

                                 GRIDAMERICA LLC

                                February 14, 2003



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                                TABLE OF CONTENTS


ARTICLE I        DEFINITIONS................................................   2

     1.1.        Definitions................................................   2
     1.2.        Rules of Construction......................................  11

ARTICLE II       AUTHORIZATIONS BY THE TRANSMISSION OWNERS..................  12

     2.1.        Functional Control Authorization...........................  12
     2.2.        Non-transferred Facilities.................................  13
     2.3.        Interconnection Agreements.................................  13
     2.4.        Network Upgrades...........................................  14
     2.5.        Revenue Collection and Distribution........................  15
     2.6.        The Company as Owner of Transmission Facilities;
                     Non-Discrimination.....................................  15

ARTICLE III      RIGHTS, POWERS, AND OBLIGATIONS OF THE GridAmerica
                     ITC......................................................16

     3.1.        Operation And Planning.....................................  16
     3.2         Other Matters..............................................  18
     3.3.        Responsibilities To The Transmission Owner.................  18
     3.4.        Additional Obligations.....................................  21
     3.5.        Information................................................  24

ARTICLE IV       RIGHTS, POWERS, AND OBLIGATIONS OF THE
                     TRANSMISSIONS OWNERS...................................  24

     4.1.        Operation and Planning.....................................  24
     4.2.        Additional Obligations.....................................  24
     4.3.        Payments to the Company....................................  24
     4.4.        Transmission Owners' Remedies..............................  35

ARTICLE V        TERM AND TERMINATION.......................................  36

     5.1.        Term.......................................................  36
     5.2.        Termination................................................  38
     5.3.        Effect of Termination Pursuant to Sections 5.1 or 5.2.3....  39
     5.4.        Effect of Termination Pursuant to Section 5.2.2............  40
     5.5.        Regulatory And Other Approvals Or Procedures...............  41

ARTICLE VI       DISPUTE RESOLUTION.........................................  41

     6.1.        Negotiations...............................................  41
     6.2.        Arbitration................................................  41
     6.3.        Arbitration of Certain Claims Regarding Removal of
                     Managing Member........................................  46


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ARTICLE VII      TAX MATTERS................................................  48

     7.1.        Responsibility for Transmission Owner Taxes................  48
     7.2.        Responsibility for the Company Taxes.......................  48

ARTICLE VIII     FORCE MAJEURE..............................................  49

ARTICLE IX       BREACH, CURE AND DEFAULT...................................  49

     9.1.        Continued Operation........................................  49
     9.2.        Remedies...................................................  49
     9.3.        No Joint Liability.........................................  50

ARTICLE X        MISCELLANEOUS PROVISIONS...................................  50

    10.1.        Not for Benefit of Third Parties...........................  50
    10.2.        Governing Law..............................................  50
    10.3         Successors And Assigns.....................................  50
    10.4         Effect of Waiver...........................................  51
    10.5         Severability...............................................  51
    10.6         Renegotiation..............................................  51
    10.7         Representation And Warranties..............................  51
    10.8         Further Assistance.........................................  52
    10.9         Notices....................................................  53
    10.10        Regulatory Proceedings.....................................  53
    10.11        Entire Agreement; Amendments...............................  53
    10.12        Efforts of the Parties.....................................  53
    10.13        Third-Party Joint Agreements...............................  54
    10.14        Confidentiality............................................  54
    10.15        No Partnership.............................................  57
    10.16        Current Documents..........................................  57
    10.17        Late Payments..............................................  57
    10.18        Counterparts...............................................  57
    10.19        Attorneys' Fees............................................  57
    10.20        Time is of the Essence.....................................  57
    10.21        Representatives............................................  57

APPENDICES

APPENDIX A DESCRIPTION OF TRANSFERRED FACILITIES

APPENDIX B THIRD-PARTY JOINT AGREEMENTS

APPENDIX C NOTICES

APPENDIX D - SCHEDULE 5A - DELINEATION OF FUNCTIONS BETWEEN MIDWEST
                     ISO, GRIDAMERICA AND GRIDAMERICA THREE


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                    AMENDED AND RESTATED OPERATION AGREEMENT

     THIS AMENDED AND RESTATED OPERATION AGREEMENT is made and entered into as of the 14th day of February, 2003 by and among (i) UNION ELECTRIC COMPANY d/b/a AmerenUE and CENTRAL ILLINOIS PUBLIC SERVICE COMPANY d/b/a AmerenCIPS (collectively, "Ameren," and for all purposes of this Agreement, a single Transmission Owner), AMERICAN TRANSMISSION SYSTEMS, INCORPORATED ("ATSI"), and NORTHERN INDIANA PUBLIC SERVICE COMPANY ("NIPSCO"), (ii) GRIDAMERICA LLC, a
Delaware limited liability company (the "Company"), each of which may be referred to as a "Party", or collectively as the "Parties."

                                    RECITALS

     WHEREAS, the United States Federal Energy Regulatory Commission (together with any successor agency, the "Commission") in Order No. 2000 called for the formation of regional transmission organizations to promote the creation of large electricity markets and to provide reliable, cost-efficient services to customers;

     WHEREAS, the Midwest Transmission System Operator, Inc. ("Midwest ISO") is a Commission-approved regional transmission organization.

     WHEREAS, on April 25, 2002, the Commission issued an order in Docket No. EL02-65 (99 FERC P. 61,105 (2002)) encouraging the formation of an Independent Transmission Company within the Midwest ISO.

     WHEREAS, Ameren, ATSI and NIPSCO wish to comply with Order No. 2000 through the formation of an Independent Transmission Company within the Midwest ISO.

     WHEREAS, on October 31, 2002, (i) Ameren, ATSI and NIPSCO (or their applicable affiliates), National Grid USA ("NGUSA"), the Initial Member and the Company entered into a Master Agreement dated as of October 31, 2002 (the "Original Master Agreement"), (ii) the Initial Member entered into the Limited Liability Company Agreement of the Company dated as of October 31, 2002 (the "Original LLC Agreement"), (iii) the Company and the Original GridAmerica Companies, or their applicable affiliates, entered into the Operation Agreement dated as of October 31, 2002 (the "Original Operation Agreement") and (iv) the Company and the Midwest ISO entered into the Appendix I ITC Agreement dated as of October 31, 2002 (the "Original MISO ITC Agreement");

     WHEREAS, on December 19, 2002, the Commission issued an order in Docket Nos. ER02-2233-001 and EC03-14-000 (101 FERC P. 61,320 (2002)) (the "FERC
Approving Order") conditionally accepting for filing, suspending and making effective subject to future refund, future filings and further orders the Original Master Agreement, the Original LLC Agreement, the Original Operation Agreement and the Original MISO ITC Agreement;

     WHEREAS, each Transmission Owner agrees to transfer Functional Control over its Transmission Facilities to the Company and desires the Company to exercise Functional Control over its Transferred Facilities on the terms and conditions set forth herein and in the MISO ITC Agreement;

     WHEREAS, the Company agrees to accept Functional Control over the Transferred Facilities of the Transmission Owners on the terms and conditions set forth herein and in the MISO ITC Agreement, in each case as modified in compliance with the FERC Approving Order.

     NOW THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each Transmission Owner, each acting in its individual capacity, and the Company agree to amend and restate the Original Operation Agreement in its entirety as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions. Terms with initial capitalization used in this Agreement without other definition shall have the meanings specified in this Article I.

     "AAA" shall have the meaning given in Section 6.2(a).

     "Acceptable Credit Bank" shall mean a bank that (i) is subject to review and examination by a federal Governmental Authority, (ii) is in good standing with such authority, (iii) has combined capital, surplus and undivided profits aggregating not less than $500 million and (iv) has unsecured long-term debt rated at least "A-" by Standard and Poor's Ratings Group and "A3" by Moody's Investors Service.

     "Accounting Failure" shall mean a material deficiency in the Company's accounting practices or systems as identified in an audit conducted pursuant to the terms of this Agreement.

     "Additional Arbitration Request" shall have the meaning given in Section 6.2(i).

     "Additional Claim" shall have the meaning given in Section 6.2(i).

     "Additional Term" shall have the meaning given in Section 5.1.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. As used in this definition, "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly securities having at least a majority of the voting power for the election of directors or other members of the governing body of a corporation or at least a majority of the partnership or other ownership interests (that carry voting power) of any other Person will be deemed to Control such corporation or other Person.

     "Agreement" shall mean this Amended and Restated Operation Agreement dated as of February 14, 2003, as it may be amended, modified or otherwise supplemented and in effect from time to time.

     "Ameren" shall have the meaning given in the preamble.

     "Ancillary Services" shall have the meaning given in the MISO OATT.

     "Applicable Laws and Regulations" shall mean all applicable federal, state and local Laws, ordinances, rules and regulations, and all duly promulgated orders and other duly authorized actions of any Governmental Authority having jurisdiction over a Party, its facilities and/or the services it provides.

     "Approved Uses" shall have the meaning given in Section 10.14(a)(ii).

     "Arbitration" shall have the meaning given in Section 6.2.

     "Arbitration Notice" shall have the meaning given in Section 6.2(b).

     "Arbitration Rules" shall have the meaning given in Section 6.2(a).

     "ATSI" shall have the meaning given in the preamble.

     "Business Day" shall mean any day other than Saturday, Sunday, or other day on which banks are authorized or required to be closed in New York, New York.

     "Cause" shall mean (i) Gross Negligence that causes, or is reasonably likely in the future to cause, a Material Adverse Effect, (ii) Willful Misconduct that causes, or is reasonably likely in the future to cause, a Material Adverse Effect or (iii) in the case of the Initial Member as Managing Member (A) the occurrence of any two Counted Years during any five calendar year period, or (B) the failure of NGUSA to comply in any material respect with any of its obligations set forth in Article III or Section 10.1 of the Master Agreement.

     "Claimant Party" shall have the meaning given in Section 6.2(b).

     "Claims" shall have the meaning given in Section 6.2(a).

     "Collection Account" shall have the meaning given in Section 3.3.4(a).

     "Commission" or "FERC" shall mean the Federal Energy Regulatory Commission or any successor agency.

     "Company Payments" shall have the meaning given in Section 3.4.1(b).

     "Company" shall mean GridAmerica LLC and any wholly-owned subsidiaries created for the purpose of satisfying state domestication requirements.

     "Confidential Information" shall mean all confidential or trade secret information of a Disclosing Party provided to a Recipient pursuant to or in connection with any Transaction

                                       3

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Agreement,  including  business  information;   strategies;  methods;  technical
information; pricing techniques and strategies; customer information; investor information; price curves; positions, plans and strategies for expansion or
acquisitions,   budgets,  customer  lists,  studies  of  information  and  data, electronic databases, computer programs, bids or proposals, organizational structure, compensation of personnel, and new product information; provided, however, "Confidential Information" shall not include information that (i) was already known by (as established by dated documentation) a Recipient at the time of the receipt of such information by such Recipient from the Disclosing Party,
(ii) is in, or subsequently enters, the public domain other than as a result of a disclosure by the Recipient in breach of an obligation of confidence, (iii) is received by the Recipient from a third party if such third party was not known to be subject to any confidentiality obligation, (iv) is independently developed by a Person without access to the Confidential Information provided by the Disclosing Party, (v) was or is furnished by a Disclosing Party to another Person without written confidentiality restrictions or (vi) is approved for release by written authorization of the Disclosing Party.

     "Consent" shall mean any authorization, consent, opinion, order, approval, license, franchise, ruling, permit, tariff, rate, certification, exemption, filing or registration from, by, or with any Governmental Authority, any Person or any governing body of any Person.

     "Counted Year" shall mean (i) any calendar year in which the Managing Member would have had liability under Section 11.8(e)(i) of the LLC Agreement but for the application of the limitation contained in clause (ii) of the proviso to such Section 11.8(e)(i) or (ii) any calendar year that is an Operation Agreement Counted Year; provided, however, that there may be only one Counted Year in any calendar year.

     "Disclosing Party" shall have the meaning given in Section 10.14.

     "Dispute Parties" shall have the meaning given in Section 6.2(b).

     "Early  Termination  Event"  shall  have  the  meaning  given  in  the  LLC
Agreement.

     "Effective Date" shall mean October 31, 2002.

     "Emergency" shall mean an event or situation which poses an imminent threat of material damage to property or injury (including death) to persons, or is imminently likely to cause a material adverse effect on the security of the Transmission System or the electrical or transmission systems of any other Person interconnected to the Transmission System.

     "Entity" shall mean a corporation, limited liability company, partnership, limited partnership, trust, firm, association, or other organization which has a legal existence under the Laws of its jurisdiction of formation which is separate and apart from its owner or owners and any Governmental Authority.

     "Fair Market Value" shall have the meaning given in the Master Agreement.

     "FERC Approving Order" shall have the meaning given in the recitals hereof.

     "Force Majeure" shall have the meaning given in the MISO OATT.

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     "Functional Control" shall mean the exercise by the Company of control over the operation of the Transmission System and performance of all of the activities contemplated by Order 2000. Notwithstanding anything to the contrary in this Agreement, Functional Control shall include all activities now or hereafter required under Applicable Laws and Regulations to be performed by RTOs.

     "Generator" shall mean an Entity that owns or controls and operates an electric power generation facility which produces electrical energy.

     "Good  Business   Practice"  shall  mean  (i)  the  Company's  exercise  of
Functional Control over the Transferred Facilities, except as ceded to the Midwest ISO under the MISO ITC Agreement, in accordance with Good Utility Practice and (ii) the Company's fulfillment in a commercially reasonable manner and, where applicable, in accordance with Good Utility Practice, of its obligations hereunder and under the other Transaction Agreements, all Applicable Laws and Regulations and all other agreements to which the Company is a party.

     "Good Business Practice Breach" shall have the meaning given in Section 3.4.1(a).

     "Good Utility Practice" shall have the meaning given in the MISO OATT.

     "Governmental Authority" shall mean a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body and any officer, official or other representative of any of the foregoing.

     "GridAmerica HoldCo" shall have the meaning given in the Master Agreement.

     "GridAmerica ITC" shall mean the ITC created by the Transmission Owners, the Company and NGUSA pursuant to the Master Agreement, the LLC Agreement and this Agreement.

     "Gross Negligence" shall mean the gross negligence of (i) the Company in the performance of its duties or obligations under this Agreement other than in its capacity as an owner of facilities that comprise part of the Transmission System or (ii) any Affiliate of the Company that provides services to or for the benefit of the Company in the performance of those services, other than any Affiliate which owns facilities that are part of the Transmission System in its capacity as such.

     "Indemnified Owners" shall have the meaning given in Section 4.2.4(a).

     "Indemnified Party" shall have the meaning given in Section 4.2.5(a).

     "Indemnifying Owner" shall have the meaning given in Section 4.2.4(a).

     "Indemnity Cap" shall have the meaning given in Section 4.2.4(c).

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     "Indemnifying Party" shall have the meaning given in Section 4.2.5(a).

     "Independent Transmission Company" or "ITC" shall mean an independent transmission company approved pursuant to Commission order or regulation.

     "Initial Management Fee" shall have the meaning given on the LLC Agreement.

     "Initial Member" shall have the meaning given in the LLC Agreement.

     "Initial  Public  Offering"  shall  have  the  meaning  given  in  the  LLC
Agreement.

     "Initial Term" shall mean the period commencing on the Effective Date and ending on the fifth anniversary of the Transmission Service Date.

     "Interconnection Agreement" shall mean an agreement between the Company and either (i) a Generator governing the terms and conditions of the interconnection of a generation facility to the Transmission System or (ii) a local distribution entity governing the terms and conditions of the interconnection of distribution facilities to the Transmission System.

     "Interconnection Customer" shall mean a Generator or local distribution entity which has entered into an Interconnection Agreement.

     "Interconnection Procedures" shall mean those procedures and form of agreement governing the interconnection of the facilities of a Generator or a local distribution entity with the Transferred Facilities which are established by the Company and effective pursuant to Applicable Laws and Regulations or, prior to such effectiveness, the MISO OATT and the interconnection protocols of the Midwest ISO, as each may be amended, modified or otherwise supplemented from time to time.

     "Interconnection Service" shall, with respect to a Generator, have the meaning given in the MISO OATT, and, with respect to a local distribution entity, have the meaning given in the Interconnection Agreement between the Company and such local distribution entity.

     "ITC Order" shall mean the order issued by the Commission authorizing the Company to operate as an ITC within the Midwest ISO pursuant to the terms of the MISO ITC Agreement and any other order of the Commission pertaining to the Company's rights or responsibilities with respect to the Transferred Facilities.

     "Law" shall mean any applicable constitutional provision, statute, act, code (including the United States Internal Revenue Code of 1986, as amended from time to time), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretive or advisory opinion of a Governmental Authority.

     "Liability Cap Amount" shall mean, in any calendar year, an amount equal to the Initial Management Fee for such calendar year.

                                       6

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     "LLC  Agreement"  shall mean the Amended  and  Restated  Limited  Liability
Company Agreement of the Company dated as of February 14, 2003, as the same may be amended, modified, or otherwise supplemented and in effect from time to time.

     "Lockbox Account" shall have the meaning given in Section 3.3.4(a).

     "Lockbox Bank" shall have the meaning given in Section 3.3.4(a).

     "Lockbox Subaccount" shall have the meaning given in Section 3.3.4(a)(ii).

     "Losses" shall mean any and all damages, losses, claims, demands, suits, recoveries, costs, expenses, liabilities to third parties, reasonable attorneys' fees, and penalties or other sanctions imposed by Governmental Authorities.

     "Majority of Indemnifying Transmission Owners" shall have the meaning given in Section 4.2.5(b).

     "Management Fee" shall have the meaning given in the LLC Agreement.

     "Managing Member" shall mean the managing member of the Company as designated in accordance with Section 6.1 of the LLC Agreement.

     "Market Participant" shall mean a Person that is a "Market Participant" within the meaning of Order 2000, or any subsequent rule, regulation or order of the Commission establishing the requirements of independence for a Person managing an ITC exercising the functions and responsibilities that the Company will exercise under the MISO ITC Agreement.

     "Master Agreement" shall mean the Amended and Restated Master Agreement dated as of February 14, 2003 among the Company, NGUSA and each Transmission Owner or its applicable Affiliate as the same may be amended, modified or otherwise supplemented and in effect from time to time.

     "Material Adverse Effect" means an effect that is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or operations of the Transmission System taken as a whole.

     "Member" shall mean any Person who is a member of the Company, including the Managing Member.

     "Midwest ISO" shall mean the Midwest Independent Transmission System Operator, Inc.

     "MISO ITC Agreement" shall mean the Amended and Restated Appendix I ITC Agreement by and between the Midwest ISO and the Company dated as of February 14, 2003, as the same may be amended, modified or otherwise supplemented and in effect from time to time.

     "MISO OATT" shall mean the Open Access Transmission Tariff of the Midwest Independent Transmission System Operator, Inc. on file with the Commission, as it may be amended, modified or otherwise supplemented and in effect from time to time.

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     "NERC"  shall  mean the  North  American  Reliability  Council,  applicable regional electric reliability councils, or successor organizations.

     "Net Plant" or "net plant" shall mean, as of the date of determination thereof and with respect to any Transmission Facilities, the net book value of such Transmission Facilities as computed using the information shown in the then most recent FERC Form 1 filed with the Commission with respect to such Transmission Facilities. For the avoidance of doubt, for any and all purposes of this Agreement and the other Transaction Agreements, (i) "Net Plant" shall be calculated, and if required adjusted, annually on each anniversary of the Effective Date and (ii) the calculation made and FERC Form 1 information used shall be the difference between (A) the information on page 207, Electric Plant in Service (Account 101, 102, 103 and 106), line 53, Total Transmission Plant, Column G, less (B) the information on page 219, Accumulated Provision for Depreciation of Electric Utility Plant (Account 108), Section B. Balances at End of Year According to Functional Classification, line 23, Transmission, Column C; provided, however, that if FERC Form 1 is modified or changed such that the foregoing designations no longer apply, the information used shall be that information in the modified or changed form that provides, as nearly as practicable, the same substantive result as the foregoing.

     "Network Upgrades" shall have the meaning given in the MISO OATT.

     "NGUSA" shall mean National Grid USA.

     "NIPSCO" shall have the meaning given in the preamble.

     "Non-Market Participant" shall mean a Person that is not a Market Participant.

     "Non-transferred Facilities" shall mean, with respect to any Transmission Owner, such Transmission Owner's transmission facilities and distribution facilities (i) which are not Transferred Facilities, but which are necessary for the provision of Transmission Service or Wholesale Distribution Service to Eligible Customers pursuant to the MISO OATT and which may be subject to an agency agreement; and that are disclosed to the Company prior to the Transmission Service Date or (ii) as a Transmission Owner may subsequently include as "Non-transferred Facilities" for purposes of this Agreement.

     "Notice of Removal Dispute" shall have the meaning given in Section 6.3.2.

     "Operation Agreement Counted Year" shall mean a calendar year with respect to which either (i) any Transmission Owner shall have any indemnity obligation to the Company pursuant to Section 4.2.4(c) with respect to any Good Business Practice Breach or (ii) any Transmission Owner would have had a claim for indemnification against the Company pursuant to Section 3.4.1(a) with respect to any claim occurring in such year and involving any Good Business Practice Breach but for the fact that the amount of Losses suffered or incurred by such Transmission Owner with respect to such claim plus the Company Payments in respect of Losses occurring in such year exceeded the Liability Cap Amount for such year.

     "Operational Failure" shall mean in any calendar year (a) the failure of the Company to perform the functions it is permitted to perform under the MISO ITC Agreement with respect to the delivery of more than (i) 0.01% of the total megawatt hours of Transmission Transactions

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

within the Transmission System or (ii) 0.4% of the total megawatt hours of approved Transmission Transactions for a particular contract path within the Transmission System or (b) any damage to facilities that comprise part of any Transmission Owner's Transferred Facilities caused solely by the approval by the Company to the extent permitted under the MISO ITC Agreement of a volume of Transmission Transactions that exceed the capacity of the affected facilities; provided, however, that failures caused by (i) Force Majeure occurrences, (ii) the failure of a Transmission Owner to follow Good Utility Practice or (iii) circumstances arising on an interconnected transmission system shall not be considered in determining whether an Operational Failure has occurred.

     "Order 2000" shall mean the Commission's order identified as Regional Transmission Organizations, Docket No. RM99-2-000, 89 FERC P. 61,285 (1999), all subsequent orders of the Commission in such docket, and all other orders of the Commission pertaining to the rights and obligations of an RTO.

     "Overpaid Party" shall have the meaning given in Section 3.3.4(c).

     "Overpayment" shall have the meaning given in Section 3.3.4(c).

     "Panel" shall have the meaning given in Section 6.2(d).

     "Party" shall have the meaning given in the preamble.

     "Pass-Through Basis" shall mean that the obligation of a Party making a payment to another Party under this Agreement shall be only to pay that amount which such Party receives from a third party in respect of such payment obligation to such Person.

     "Payment Event" shall have the meaning given in Section 4.2.4(c).

     "Percentage Interests" shall have the meaning given in the LLC Agreement.

     "Person" shall mean any natural person or Entity.

     "Recipient" shall have the meaning given in Section 10.14.

     "Regional Transmission Organization" or "RTO" shall have the meaning given in 18 C.F.R ss. 35.34(b)(1) of the Commission's regulations or such successor definition approved by the Commission.

     "Related Proceeding" shall have the meaning given in Section 6.2(c).

     "Removal Arbitration" shall have the meaning given in Section 6.3.

     "Removal Claim" shall have the meaning given in Section 6.3.

     "Removal Claimant" shall have the meaning given in Section 6.3.2.

     "Removal Dispute Parties" shall have the meaning given in Section 6.3.2.

     "Removal Notice " shall have the meaning given in Section 6.3.2.

     "Removal Respondent Party" shall have the meaning given in Section 6.3.2.

     "Representatives" shall have the meaning given in Section 10.14(a).

     "Respondent Party" shall have the meaning given in Section 6.2(b).

     "SEOs" shall have the meaning given in Section 6.1.

     "Super Majority of Transmission Owners" shall mean (i) prior to the date on which the Company first issues Units in exchange for Transmission Facilities, two-thirds or more of the Transmission Owners and (ii) thereafter, one or more owners of transmission facilities who, among them, own (through actual or deemed ownership as provided below) Transmission Facilities that are subject to the Functional Control of the Company pursuant to this Agreement or are owned by the Company with a Net Plant greater than 66.67% of the aggregate Net Plant of all Transmission Facilities subject to such Functional Control of the Company pursuant to this Agreement or are owned by the Company. For purposes of the above vote, the "owner of transmission facilities" means (i) in the case of Transmission Facilities subject to the Company's Functional Control pursuant to this Agreement, the Person that actually owns such Transmission Facilities and
(ii) in the case of Transmission Facilities actually owned by the Company, the Members in accordance with their respective Percentage Interests (as defined in the LLC Agreement). In the event that an Initial Public Offering shall have occurred, the independent board members of GridAmerica HoldCo shall vote the deemed ownership interest of GridAmerica HoldCo.

     "Taxes" shall mean all taxes, charges, fees, levies, penalties, and all other assessments imposed by any Governmental Authority, including, but not limited to, income, excise, property sales, transfer, franchise, payroll, withholding, social security, or other taxes, including any interest, penalties, or additional charges attributable thereto.

     "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with or supplied to any Governmental Authority with respect to Taxes.

     "Third Party Claims" shall have the meaning given in Section 4.2.4(c).

     "Third Party Recipient" shall have the meaning given in Section 10.14(c).

     "Transaction Agreements" shall have the meaning given in the LLC Agreement.

     "Transferred Facilities" shall mean, with respect to any Transmission Owner, the Transmission Facilities owned by such Transmission Owner, for which Functional Control has been transferred to the Company pursuant to this Agreement and in compliance with Applicable Laws and Regulations, and which are described on such Transmission Owner's subappendix to Appendix A, as Appendix A may be amended, modified or otherwise supplemented from time to time in compliance with Applicable Laws and Regulations.

     "Transmission Business" shall mean, with respect to a Party, its business, assets, and activities relating to the transmission of electricity through Transferred Facilities.

     "Transmission Customer" shall have the meaning given in the MISO OATT.

     "Transmission Facilities" shall mean facilities used for the transmission of electric power and energy of the kind subject to the jurisdiction of the Commission.

     "Transmission Owner" shall mean a Person who is a Party to this Agreement and transfers Functional Control of Transmission Facilities to the Company. The initial Transmission Owners are Ameren, ATSI, NIPSCO.

     "Transmission Service" shall mean "Transmission Service" as defined in the MISO OATT and "Network Integration Transmission Service" as defined in the MISO OATT but shall not include Interconnection Service.

     "Transmission Service Date" shall have the meaning given in the Master Agreement.

     "Transmission System" shall mean Transferred Facilities and Non-transferred Facilities taken as a whole.

     "Transmission Transaction" shall mean Transmission Service scheduled by the Company to the extent permitted by the MISO ITC Agreement.

     "Transmission User" shall have the meaning given to the term "Users" in the MISO OATT.

     "Underpaid Party" shall have the meaning given in Section 3.3.4(c).

     "Underpayment" shall have the meaning given in Section 3.3.4(c).

     "Willful Misconduct" shall mean (i) an act or omission by (A) the Company in the performance of its duties or obligations under this Agreement or (B) any Affiliate thereof that provides services to or for the benefit of the Company in the performance of such services, in either case, that is in disregard of a known, reasonably knowable or reasonably obvious risk that harm to the Company, any Transmission Owner, or any of the facilities included in the Transmission System is likely to follow or (ii) a deliberate breach of this Agreement by (A) the Company in respect of any of its duties or obligations hereunder or (B) any Affiliate thereof that provides services to or for the benefit of the Company, in either case, in the performance of such services; provided, however, that an act by the Company in its capacity as an owner of facilities that comprise part of the Transmission System or any act or omission of an Affiliate which owns facilities that are part of the Transmission System in its capacity as such shall not be considered Willful Misconduct.

     1.2 Rules of Construction. The following provisions shall be applied wherever appropriate herein:

     (i) "herein," "hereby," "hereunder," "hereof," "hereto" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

     (ii) "including" means "including without limitation" and is a term of illustration and not of limitation;

     (iii)all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

     (iv) unless otherwise expressly provided, any term defined in this Article I by reference to any other document shall be deemed to be amended herein to the extent that such term is subsequently amended in such document;

     (v) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

     (vi) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof;

     (vii)the Section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

     (viii) any references herein to a particular Section, Article or Appendix means a Section or Article of, or an Appendix to, this Agreement unless another agreement is specified; and

     (ix) the Appendices attached hereto are incorporated herein by reference and shall be considered part of this Agreement.

                                   ARTICLE II
                    AUTHORIZATIONS BY THE TRANSMISSION OWNERS

     2.1 Functional Control Authorization. Each Transmission Owner hereby agrees that on and as of the Transmission Service Date the Company shall, and the Company hereby agrees to, (i) assume Functional Control over such
Transmission Owner's Transferred Facilities, and (ii) cede to the Midwest ISO those functions set forth in the MISO ITC Agreement to be ceded to the Midwest ISO, in each case for the Initial Term and any Additional Term. The Company shall not exercise direct physical control over the Transferred Facilities except as set forth in this Agreement or in a separate agreement with a Transmission Owner. Notwithstanding the foregoing, the Parties shall not have any rights, duties, or obligations under this Agreement until the Transmission Service Date has occurred, except with respect to the Parties' respective rights, duties, and obligations under Articles V, VI, VII, IX and X hereof, and so much of Article I hereof as is applicable. If a Person becomes a Transmission Owner pursuant to Section 3.4.3, the Company shall assume Functional Control over the Transferred Facilities of such Transmission Owner on the later of (i) the date set forth in the amendment hereto entered into between the Company and such Transmission Owner pursuant to Section 3.4.3 and
(ii) the Transmission Service Date.

     2.2 Non-transferred Facilities. Each Transmission Owner hereby appoints the Company as its agent (and the Company hereby agrees to serve as such agent) to exercise Functional Control over Non-transferred Facilities to the extent necessary for the Company to perform its obligations under this Agreement and the MISO ITC Agreement. Upon the Company's request, each Transmission Owner further agrees to provide the Company with all information relating to its Non-transferred Facilities that is necessary or appropriate for the Company to perform its obligations under this Agreement and the functions set forth in the MISO ITC Agreement. The agency authorization set forth in this Section 2.2 shall not be construed as authorizing the Company to enter into any agreement that creates any liability, costs, or other obligation to be borne by any Transmission Owner that is not expressly set forth in the MISO OATT or to enter into any agreement providing for Interconnection Service with regard to Non-transferred Facilities.

     2.3 Interconnection Agreements. Each Transmission Owner acknowledges and agrees that the Company is obligated under the MISO ITC Agreement to be responsible for Interconnection Service on the Transferred Facilities. Whether or not the Transmission Owner also is a party to any such Interconnection
Agreement, each Transmission Owner authorizes the Company to enter into Interconnection Agreements and related agreements involving its Transferred Facilities (but not its Non-transferred Facilities) in accordance with the MISO ITC Agreement and the Interconnection Procedures. Each Transmission Owner shall, upon the reasonable request of the Company, cooperate in the performance of activities necessary to implement requests for interconnection to its Transferred Facilities and necessary to implement the terms of Interconnection Agreements and other agreements related thereto. To the extent that such Interconnection Agreements require the Company to design, procure, construct, install, and/or maintain upgrades to a Transmission Owner's Transferred Facilities or interconnection facilities between the point of interconnection and a Transmission Owner's Transferred Facilities, such Transmission Owner shall perform such activities (including providing for the design, procurement and construction of the necessary facilities) to the extent directed by, and under the supervision of, the Company. Such Transmission Owner shall timely provide to the Company an estimate of the costs such Transmission Owner expects to incur in the performance of such activities. To the maximum extent permitted under the MISO ITC Agreement and the Interconnection Procedures, the Company shall require an interconnecting Generator or local distribution entity, as the case may be, to provide funds in advance of construction in amounts sufficient to compensate the affected Transmission Owner for the amount estimated by the affected Transmission Owner as the cost to be incurred in connection with such interconnection facilities and any associated interconnection system upgrades and the Company shall remit such funds to the Transmission Owner on a Pass-Through Basis. If the Company is not permitted to require an interconnecting Generator or local distribution entity to provide funding in advance, the Company shall, to the extent permitted by the MISO ITC Agreement and the Interconnection Procedures, assist the Transmission Owners to recover their verifiable costs of performing interconnection activities. In no event shall the Company be responsible for payments to the Transmission Owner other than on a Pass-Through Basis except as follows: (i) to the extent that the Company fails to require advance funds and/or credit support in an amount no less than the amount estimated by the Transmission Owner or as otherwise determined in an appropriate proceeding as the cost to be incurred in connection with such interconnection facilities and any associated interconnection system upgrades, provided that the Company is permitted to require such amount of advance funds and/or credit support under the MISO ITC Agreement, the Interconnection Procedures and Applicable Laws and Regulations or (ii) if the Company initiates a proceeding (except as is necessary or appropriate to comply with a Commission requirement or Commission policy) to reduce the credit support requirements with respect to interconnection customers generally or that customer in particular from the levels permitted under the Interconnection Procedures without the written consent of the Transmission Owners and such credit approval requirements are reduced as a result of such proceeding. Any interconnection system upgrades and/or interconnection facilities constructed or installed on the Transmission System side of the point of interconnection and such other facilities as may be identified in regard to the interconnection shall become part of such Transmission Owner's Transferred Facilities subject to this Agreement. To the extent the Company possesses property rights in any such interconnection facilities, the Company shall execute appropriate and customary bills of sale, easements, deeds, assignments, and other documents as may be necessary from time to time to convey to such Transmission Owner any property interest that the Company may have in such assets free and clear of all liens and encumbrances created by the Company.

     2.4 Network Upgrades. Each Transmission Owner acknowledges and agrees that the Company is obligated under the MISO ITC Agreement to use commercially reasonable efforts to construct Transmission Facilities as directed by the Midwest ISO in order to enable the Midwest ISO to provide Transmission Service pursuant to the MISO OATT. Each Transmission Owner authorizes the Company to enter into agreements with Transmission Customers involving Network Upgrades to its Transferred Facilities which are necessary or desirable to enable the Company to perform its obligations under this Agreement and the MISO ITC Agreement, provided that all such agreements shall be entered into in accordance with the MISO OATT. Each Transmission Owner shall, upon the reasonable request of the Company, cooperate in the performance of activities necessary to fulfill the terms of any agreement involving such Network Upgrades and any agreements related thereto. To the extent that such agreements require the Company to design, procure, construct, install, and/or maintain upgrades or additions to a Transmission Owner's Transferred Facilities, such Transmission Owner shall perform such activities (including providing for the design, procurement and construction of the necessary facilities) to the extent directed by, and under the supervision of, the Company. Such Transmission Owner shall timely provide to the Company an estimate of the costs such Transmission Owner expects to incur in the performance of such activities. To the maximum extent permitted under the MISO ITC Agreement and the MISO OATT, the Company shall require a Transmission Customer to provide funds in advance of construction in amounts sufficient to compensate the affected Transmission Owner for the amount estimated by the affected Transmission Owner as the cost to be incurred in connection with such Network Upgrades and shall remit such funds to the affected Transmission Owner or Transmission Owners on a Pass-Through Basis. If the Company is not permitted to require a Transmission Customer to provide funding in advance, the Company shall, to the extent permitted by the MISO ITC Agreement and the MISO OATT, assist each affected Transmission Owner to recover its verifiable costs of performing the Network Upgrade activities. In no event shall the Company be responsible for payments to the Transmission Owner other than on a Pass-Through Basis, except as follows: (i) to the extent that the Company fails to require advance funds and/or credit support in an amount no less than the amount estimated by the Transmission Owner or as otherwise determined in an appropriate proceeding as the cost to be incurred in connection with such Network Upgrades, provided that the Company is permitted to require such amount of advance funds and/or credit support under the MISO ITC Agreement, the MISO OATT and Applicable Laws and Regulations or (ii) if the Company initiates a proceeding (except as is necessary or appropriate to comply with the MISO ITC Agreement, the MISO OATT or a Commission requirement or Commission policy) to reduce the credit support requirements with respect to Transmission Customers generally or that Transmission Customer in particular from the levels permitted under the MISO ITC Agreement and the MISO OATT without the written consent of the Transmission Owners and such credit approval requirements are reduced as a result of such proceeding. Any Network Upgrades constructed or installed on the Transmission System and such other facilities as may be identified shall become part of the applicable Transmission Owner's Transferred Facilities subject to this Agreement. To the extent the Company possesses property rights in any such Network Upgrades, the Company shall execute appropriate and customary bills of sale, easements, deeds, assignments, and other documents as may be necessary from time to time to convey to such Transmission Owner any property interest that the Company may have in such asset free and clear of all liens and encumbrances created by the Company.

     2.5 Revenue Collection and Distribution. Prior to the Transmission Service Date the Transmission Owners shall provide to the Company written instructions specifying the manner in which all revenues received for the provision of Transmission Services and other services provided pursuant to the MISO OATT shall be distributed among the Transmission Owners, and the Company shall comply with such instructions unless and until such instructions are revised by the Transmission Owners; provided, however, that all revenues comprising incentive revenues, whether received by the Transmission Owners directly or indirectly through the Company, shall be determined and allocated to the Company and to each Transmission Owner as set forth in Section 4.3.2. To the extent that the proper distribution of revenues requires a Transmission Owner to provide information and/or instructions to the Company, the Company shall be entitled to rely upon such information and/or instructions provided by the Transmission Owner and shall not have any obligation to independently verify such information.

     2.6  The Company as Owner of Transmission Facilities; Non-Discrimination.

          2.6.1The Company as Owner of Transmission Facilities. If the Company acquires any facilities included in the Transmission System, it shall operate such facilities as part of an integrated system together with the other facilities included in the Transmission System, but, except as specifically provided in this Agreement, shall not be deemed to be a Transmission Owner pursuant to this Agreement; provided, however, that if an Affiliate of the Company acquires facilities that comprise part of the Transmission System, such Affiliate shall execute an assumption agreement assuming the rights, duties and obligations of the selling Transmission Owner hereunder with respect to such facilities and shall be treated as a Transmission Owner for all purposes under this Agreement. Such Affiliate shall assume the same rights, duties, and obligations under this Agreement as the Transmission Owner from whom such Affiliate purchased the facilities.

          2.6.2Nondiscrimination.  The Company  shall  perform  its  obligations under this Agreement in a manner that does not discriminate in favor of or against the Transferred Facilities of any Transmission Owner or of the Company or its Affiliates, and in furtherance thereof, shall not engage in activities intended to enhance the revenue of the Company or any Transmission Owner relative to another Transmission Owner or the Company. The
               Company shall treat the Transmission Facilities that are Transferred Facilities but are not owned by the Company and the Transmission Facilities the Company owns as a single integrated business with respect to operations, rate design and other matters affecting the financial return on such assets to their owners and, in that connection, shall not give undue preference to any particular Transmission Facilities. The Company's compliance with this Section 2.6.2 shall be determined taking into consideration the totality of the circumstances, and it shall have an absolute defense to any claim of violation of this Section that the action or inaction complained of was within the authority ceded to the Midwest ISO or undertaken or not undertaken at the direction of the Midwest ISO pursuant to the MISO ITC Agreement. The fact that a Transmission Owner is disadvantaged vis-a-vis any other Transmission Owner or the Company shall not in itself constitute a violation of the Company's obligations under this Section. A Transmission Owner shall not be required to provide evidence of the Company's express intent to disadvantage such Transmission Owner in order to demonstrate that the Company has violated this Section. The Parties agree to submit all disputes relating to this anti-discrimination provision to the Commission for resolution; provided, however, that a Party may institute an Arbitration if the Commission disclaims jurisdiction over a dispute.

                                   ARTICLE III
             RIGHTS, POWERS, AND OBLIGATIONS OF THE GridAmerica ITC

     3.1  Operation And Planning.

          3.1.1 Standards.

               (a) The Company shall participate in the Midwest ISO to the extent set forth in the MISO ITC Agreement. The Company shall perform its obligations under this Agreement, in accordance with Good Business Practice. Notwithstanding the foregoing, in recognition of the fact that the Company has ceded certain functions with respect to the Transmission Facilities to the Midwest ISO pursuant to the MISO ITC Agreement, the Company shall not be deemed to have violated Good Business Practice by entering into the MISO ITC Agreement, any amendments or modifications thereto, or any similar agreements in which one or more Regional Transmission Organizations assumes responsibility for any part of Functional Control of any Transmission Facilities or the operation thereof, and it shall be absolute defense to any claim that the Company did not adhere to Good Business Practices that (i) the Midwest ISO (or another RTO) had responsibility for the performance of the function in question under the MISO ITC Agreement or any similar agreement or under Applicable Laws and Regulations or (ii) that the Company was acting under instruction of the Midwest ISO (or another RTO) given pursuant to the MISO ITC Agreement or any similar agreement, provided that the Company shall have exercised Good Utility Practice in its actions implementing such instructions.

               (b) The Company shall adhere to all applicable reliability guidelines, policies, standards, rules, regulations, orders, license requirements and all other requirements of the Midwest ISO, NERC or the regional reliability council of NERC in which Transferred Facilities are located, each Transmission Owner's specific reliability requirements and operating guidelines applicable on the Transmission Service Date and as thereafter modified by the Transmission Owner with the agreement of the Company to the extent permitted under the MISO ITC Agreement, and all Applicable Laws and Regulations. Disputes regarding a Transmission Owner's specific reliability requirements and operating guidelines shall be submitted to the Midwest ISO for resolution. Pending resolution of such disputes, to the extent permitted under the MISO ITC Agreement, a Transmission Owner's specific reliability requirements and operating guidelines applicable on the Transmission Service Date (or thereafter modified by the Transmission Owner with the consent of the Company) shall be used by the Company with respect to the Transmission Owner's facilities until the issue is resolved.

          3.1.2Reliability.   The   Company   hereby   assumes  and  shall  have
               responsibility for the reliability of the Transferred Facilities to the extent permitted under the MISO ITC Agreement, subject to Applicable Laws and Regulations.

          3.1.3Planning  and  Operating  Activities.  The  Company  shall  adopt detailed procedures for planning and operating the Transferred Facilities, including procedures for developing plans for the expansion and utilization of the Transferred Facilities and the implementation of the Company's planning and operating responsibilities under the MISO ITC Agreement. The procedures adopted by the Company shall become effective as of the Transmission Service Date for all purposes under this Agreement. If, as of the Transmission Service Date, more than one Transmission Owner disagrees with a procedure adopted by the Company, then those Transmission Owners which so disagree jointly shall have the right to submit the dispute to an independent engineer who is a Non-Market Participant and is reasonably acceptable to the Company; provided, however, that no such disagreement or dispute resolution process shall delay the occurrence of the Transmission Service Date; and provided further, that the procedures adopted by the Company shall remain in effect pending receipt of the recommendation of the independent engineer. The Company shall adopt and make effective, prospectively, the procedure recommended by the independent engineer to the extent such recommended procedure does not adversely affect the ability of the Company to perform its obligations under the MISO ITC Agreement or to comply with Applicable Laws and Regulations. The planning and operating procedures shall set forth the process by which such procedures may be amended, modified and supplemented from time to time after the Transmission Service Date.

          3.1.4Performance of Regulatory Obligations.  The Company shall comply, and shall provide such information to each Transmission Owner as each such Transmission Owner requires to comply, and shall otherwise assist each such Transmission Owner in complying, with existing transmission, reporting, operating, filing, and planning obligations of each such Transmission Owner that are imposed by Applicable Laws and Regulations and which can no longer be performed solely by such Transmission Owner following the Transmission Service Date.

     3.2  Other Matters.

          3.2.1Pricing.  The  Company  or one or more  Transmission  Owners  may propose to the Commission such transmission pricing for Transmission Service provided on the Transmission System to the extent permitted under Applicable Laws and Regulations.

          3.2.2Ancillary Services. The Company may offer Ancillary Services to the extent permitted by the MISO ITC Agreement, subject to Applicable Laws and Regulations.

     3.3  Responsibilities To The Transmission Owner.

          3.3.1Relationship. Except to the extent that (a) a Transmission Owner has divested some or all of its Transferred Facilities to the Company or an Affiliate of the Company or (b) the Company and a Transmission Owner have, by separate agreement, agreed to joint ownership of certain Transferred Facilities, the Company shall not by reason of this Agreement, have any ownership interest in the Transferred Facilities or in any revenues or other monies to which a Transmission Owner is entitled hereunder.

          3.3.2Avoidance of Damage. If the Company undertakes any action or avoidance of any action in compliance with instructions of the Midwest ISO issued to the Company pursuant to the Midwest ISO's functional responsibilities under the MISO ITC Agreement, and a Transmission Owner reasonably believes that such action or avoidance of action would cause damage to the Transferred Facilities or any portion thereof or any property of the Transmission Owner affected by the Company's action or avoidance of action, such Transmission Owner shall promptly advise the Company of the expected consequences of the Company's action or inaction and the Company after receipt of such notice shall promptly advise the Midwest ISO of such expected consequences. Notwithstanding the foregoing, any action or avoidance of action by the Company undertaken in compliance with an instruction issued to the Company by the Midwest ISO (after advising the Midwest ISO of the expected consequences) and in accordance with the exercise of Good Business Practice shall not constitute a breach of the Company's obligations under this Agreement.

          3.3.3 Duty to Maximize Transmission System Value. The Company shall use commercially reasonable efforts to maximize the long-term value, including net revenues, of the Transmission System so long as such efforts are consistent with its reliability responsibilities, customer service obligations and other obligations under this Agreement, the MISO ITC Agreement and Applicable Laws and Regulations.

          3.3.4 Lockbox Account.

               (a) The Company shall establish promptly after the execution hereof and shall maintain at all times a lockbox account (together with any subaccounts) (the "Lockbox Account") with an Acceptable Credit Bank selected by the Company (the "Lockbox Bank"). All payments for Transmission Service received by the Company shall be deposited in the Lockbox Account to be allocated among the Company and the Transmission Owners in a manner agreed to by the Parties.

                    The  Company shall:

                    (i) establish a collection account (the "Collection Account") which shall be expressly designated as a custodial account established for the joint benefit of the Company and each Transmission Owner into which payments will be made by the Midwest ISO and any other Person making payments to the Company;

                    (ii) establish a separate  subaccount for each  Transmission
                         Owner and the Company to facilitate the distribution of funds to which each Transmission Owner and the Company is entitled on a Pass-Through Basis or as otherwise agreed
                         to  by  the  Parties   (with  respect  to  each
                         Transmission Owner and the Company, its "Lockbox Subaccount"); And

                    (iii)the grant of a security  interest to each  Transmission
                         Owner in (a) its Lockbox Subaccount and (b) to the extent of its interests therein, the Collection Account and all amounts deposited therein;

                    (iv) instruct the Lockbox Bank that funds deposited into the
                         Collection Account may be transferred by the Company only into the Lockbox Subaccounts referred to in
                         Section 3.3.4(a)(ii) pursuant to Section 3.3.4(b).

                    (v) instruct the Lockbox Bank that each Transmission Owner and the Company shall have the right, without the consent of any other Person, to withdraw amounts on deposit in such Transmission Owner's or the Company's Lockbox Subaccount as and when desired by such Transmission Owner and/or the Company.

               (b) As soon as practical after receipt of collected funds in the Collection Account, the Company shall cause the Lockbox Bank to transfer the share of such funds belonging to each of the Company and the Transmission Owners to its respective Lockbox Subaccount. The Company and the Transmission Owners acknowledge and agree that the Lockbox Subaccounts and all amounts deposited therein are to constitute the sole and exclusive property of the Transmission Owner or the Company in whose name such Lockbox Subaccount is opened.

               (c) Any Party that acquires actual knowledge that it has received from the Lockbox Bank funds in excess of those to which such Party is entitled hereunder (an "Overpayment") promptly shall provide the Company with written notice of such overpayment. If within one (1) year of receipt of funds by a Party from the Lockbox Bank such Party determines that it has received funds less than those to which such Party is entitled hereunder (an "Underpayment"), such Party promptly shall provide the Company with written notice of such Underpayment. If the Company receives a notice of an Overpayment or an Underpayment pursuant to this Section 3.3.4(c), the Company immediately shall (i) notify any other Party that may be affected thereby and (ii) review the books and records of the Company relating to the payment(s) in question to ascertain whether an Underpayment and/or Overpayment occurred. Any disputes regarding the existence of an Overpayment or Underpayment and corrective actions to be taken shall be resolved in accordance with Article VI. If an Overpaid Party seeks to terminate this Agreement for any reason, then such Overpaid Party, shall, as a condition precedent to its termination of this Agreement, pay to the Company, as agent for and for remittance to each Underpaid Party the amount of any Overpayment such Overpaid Party has received.

          3.3.5The  Company  shall  pay any fees of the  Lockbox  Bank and shall cooperate with each Transmission Owner in effecting such Transmission Owner's rights under this Section 3.3.5. The Company shall also take such further actions, as such Transmission Owner deems reasonably appropriate or advisable to effectuate the purposes of this Section 3.3.5, to enable any Party to exercise and enforce its rights and remedies under this Section 3.3.5, and to perfect, preserve or protect the interest of such Party in the Lockbox Account contemplated by this Section 3.3.5.

     3.4 Additional Obligations.

          3.4.1 Indemnification by the Company.

               (a) The Company shall indemnify each Transmission Owner from all Losses suffered or incurred by such Transmission Owner and arising out of or caused by any failure of the Company to meet its obligation to use Good Business Practices in connection with the performance of the Company's duties and obligations under this Agreement (any such failure being hereinafter referred to as a "Good Business Practice Breach"); provided, however, that, except as hereinafter provided, the Company shall not be liable for Losses from any claim or series of related claims involving any Good Business Practice Breach (i) unless such Losses exceed $150,000 in the aggregate, and then only to the extent that such Losses exceed $150,000 or (ii) if and to the extent that such Losses arising from any claim or series of related claims occurring in any calendar year plus all Company Payments with respect to all other claims occurring in such calendar year are greater than the Liability Cap Amount for such calendar year. Notwithstanding the foregoing, none of the limitations on liability contained in this Section 3.4.1(a) shall apply in respect of any Losses arising out of Gross Negligence or Willful Misconduct (and the Company shall be fully liable for any breach of any provision of this Agreement arising out of or caused by Gross Negligence or Willful Misconduct or breaches by the Company of its obligations under Sections 10.7 and 10.14). To the extent that a claim asserted against the Company relates to Losses suffered by more than one Transmission Owner, then the Transmission Owner that asserted such claim and such other Transmission Owners shall share the indemnification payments made by the Company in respect thereof in proportion to the Losses suffered by each.

               (b) The term "Company Payments" means, with respect to any calendar year, the sum of the following determined as of the time in question:

                    (i) the aggregate amount of all indemnification payments actually made by the Company under Section 3.4.1(a) with respect to claims occurring in such calendar year with respect to Good Business Practice Breaches (excluding payments made out of insurance proceeds); plus

                    (ii) the aggregate amount of all Losses actually paid or due and payable by the Company (excluding payments made out of insurance proceeds and excluding the application of any indemnification payments from the Transmission Owners pursuant to Section 4.2.4(c)) with respect to
                         Third Party Claims (other than claims by the Transmission Owners pursuant to Section 3.4.1(a) of this Agreement) occurring in such calendar year to the extent such claims involve Good Business Practice Breaches; plus

                    (iii)the aggregate  amount of all "Managing Member Payments"
                         referred to in Section 11.8(f)(i) of the LLC Agreement that are paid by the Managing Member in respect of claims occurring in such year;

                    provided, however, that no amount paid by the Company as a result of Gross Negligence or Willful Misconduct shall constitute a Company Payment. For purposes of determining the amount of the Company Payments in respect of any calendar year, a claim shall be deemed to have occurred in such calendar year if the facts, circumstances or events which first gave rise to a Loss occurred during such calendar year, regardless of when the claim was asserted or when any particular element of Loss was incurred.

               (c)  For the  avoidance  of  doubt,  the  Company  shall  have no indemnification obligation under Section 3.4.1(a) with respect to Losses arising out of any claim occurring in any calendar year and which arises out of a Good Business Practice Breach to the extent the amount of such Losses in respect of such claim plus all Company Payments with respect to all other claims in such calendar year are greater than the Liability Cap Amount for such calendar year.

               (d) Any Transmission Owner asserting a claim for damages against the Company shall, promptly after the initiation of such claim, give notice thereof to the other Transmission Owners and the Members, which notice must include a reasonably detailed description of the basis for such claim. The Company and the Transmission Owners agree that if any Member asserts a claim against the Managing Member arising out of the same facts and circumstances that give rise to the claim by the Transmission Owner or Transmission owners asserting a claim against the Company pursuant to Section 3.4.1(a), such claim may, at the written request of such Member received by the Managing Member within thirty (30) days of the date on which such Member received notice of the initiation of such claim, be consolidated with, and determined in the same proceeding as the claim for indemnity asserted against the Company pursuant to Section 3.4.1(a).


          3.4.2Inspection and Auditing Procedures.  The Company hereby grants to each Transmission Owner and its outside auditors and consultants such access to the Company's books and records as is necessary to verify and audit compliance by the Company with the requirements of this Agreement. Such access shall be at reasonable times and under reasonable conditions. The Transmission Owners shall use reasonable efforts to conduct any such audits in concert but shall not be prohibited from exercising their rights under this
               Section 3.4.2 individually. The Company shall also comply with the accounting and reporting requirements of Governmental Authorities having jurisdiction over the Company with respect to the business aspects of its business operations.

          3.4.3Agreements with Additional  Transmission Owners. The Company may, from time to time, in its discretion, enter into an amendment to this Agreement for the purpose of adding as a Party hereto any Person, including a Person that is an Affiliate of the Company, that has Transmission Facilities that it proposes to subject to this Agreement upon a determination by the Company, in its reasonable discretion, that subjecting such Transmission Facilities to this Agreement (x) will not result in any significant detriment to existing Transmission Owners in their capacity as such and (y) is likely to result in long term net benefits to the Company; provided, however, that either (i) the terms of such amendment must not be materially more favorable to the counterparty thereto than the terms applicable to the other Transmission Owners contained herein or (ii) the Company must offer to make any such more favorable terms available to all Transmission Owners on a non-discriminatory basis; provided, further, that, so long as it does not significantly adversely affect any other Transmission Owner, such an amendment to this Agreement that is with an owner of Transmission Facilities that is a Non-Market Participant may be made on terms that are different than those set forth herein. The Company may not exercise Functional Control over any Transmission Facilities (other than those it owns) except pursuant to this Agreement.

          3.4.4Insurance.   At  all  times  during  the  effectiveness  of  this
               Agreement, the Company shall maintain insurance of the types and in the amounts agreed to by the Company and the Transmission Owners. If a Transmission Owner requests the Company to obtain insurance in addition to the types or amount of coverage agreed to, the Company shall obtain such insurance, provided that such Transmission Owner shall pay all of the costs thereof. The insurers or reinsurers and the Company, to the extent that it has a right of subrogation, shall waive all rights of subrogation against the Transmission Owners.

          3.4.5Coordination with State Securitization  Obligations.  The Parties acknowledge that a portion of the revenues payable under the MISO OATT in respect of Transmission Service provided over a particular Transmission Owner's Transferred Facilities may be securitized, pledged, or otherwise subject to superior rights of third parties ("securitized"). The Company shall cooperate with such Transmission Owner with respect to such securitization obligations.

     3.5  Information.  Subject to the  confidentiality  provisions set forth in
          Section  10.14,   the  Company  shall  provide  such   information  to
          Transmission Owners as is necessary or appropriate for the Transmission Owners to perform their obligations under this Agreement.

                                   ARTICLE IV
                       RIGHTS, POWERS, AND OBLIGATIONS OF
                             THE TRANSMISSION OWNERS

     4.1  Operation and Planning.

          4.1.1 Standards.

               (a) Each Transmission Owner shall physically operate its Transferred Facilities in accordance with this Agreement and the MISO OATT and shall comply with the procedures, manuals, and directions of the Company issued in compliance with this Agreement and the MISO ITC Agreement. The Transmission Owners shall provide the services to be performed individually by Transmission Owners as set forth on Schedule 5A attached hereto as Appendix D. No Transmission Owner shall take any action that intentionally interferes with the performance of any function by the Company other than to the extent necessary to avoid an Emergency or during an Emergency. This Section 4.1.1 (a) shall apply to the Company if the Company owns facilities that comprise part of the Transmission System.

               (b) Each Transmission Owner shall operate its Transferred Facilities in accordance with Good Utility Practice, and shall adhere to all applicable reliability guidelines, policies, standards, rules, regulations, orders, licensing requirements and requirements of NERC or the regional reliability council of NERC in which a facility owned by it is located. If a Transmission Owner believes that a direction given by the Company is in contravention of the requirements of NERC or a regional reliability council of NERC, it shall immediately advise the Company. If a Transmission Owner and the Company disagree as to whether such direction is in contravention of the requirements of NERC or a regional reliability council of NERC, the Company shall submit such dispute to the Midwest ISO for resolution. No Transmission Owner shall engage in behavior which manipulates available transfer capability to the detriment of Transmission Users. The Transmission Owners shall perform all duties and functions specified for the Transmission Owners in this Agreement. This Section 4.1.1(b) shall apply to the Company if the Company or any of its Affiliates becomes an owner of facilities that comprise part of the Transmission System.

          4.1.2 Transmission Maintenance.

               (a) Unless otherwise mutually and expressly agreed to by the Company and a Transmission Owner, each Transmission Owner (including the Company if it owns Transmission Facilities that comprise part of the Transmission System) shall repair, maintain, and replace its Transferred Facilities consistent with Good Utility Practice; provided, however, that no Transmission Owner shall exercise Functional Control over the Transferred Facilities. Except as may be required to exercise Functional Control, the Company shall have no obligation or any right to repair, maintain, or replace a Transmission Owner's Transferred Facilities or Non-transferred Facilities.

               (b) The Transmission Owner shall obtain the Company's approval for all planned maintenance of such Transmission Owner's Transferred Facilities. Each Transmission Owner shall submit its planned maintenance schedules to the Company. All proposed planned maintenance schedules shall be evaluated by the Company on a non-discriminatory basis. The Company will coordinate with both the operations and planning personnel of the Transmission Owners for analysis and planning purposes when a transmission maintenance request is received. If requested by the Company, a Transmission Owner will provide to the Company an estimate of the costs associated with potential changes to an approved maintenance schedule or any part thereof.

               (c) After receiving a planned maintenance request for non-critical Transmission Facilities (as such term is used in the MISO ITC Agreement), the Company shall, in a timely manner, either approve the request or deny the request and provide an alternative time frame in which the maintenance can be performed; provided that any such approval shall not be final and shall be subject to further modification after receipt by the Company of the Midwest ISO's approval of the schedule for critical Transmission Facilities (as such term is used in the MISO ITC Agreement). The Company shall determine in a nondiscriminatory manner and with the use of appropriate analytical detail whether, and, if so, the extent to which, a planned transmission maintenance request for non-critical Transmission Facilities affects available transfer capability, Ancillary Services, the security of the Transmission System, and any other relevant matters. The Company shall submit the maintenance schedule for critical Transmission Facilities to the Midwest ISO for approval in accordance with the MISO ITC Agreement. The Company shall promptly notify the Transmission Owner of the Midwest ISO's approval, disapproval or modification and shall modify the schedule for maintenance on non-critical Transmission Facilities if appropriate. The Company shall communicate the final planned maintenance schedule for non-critical and critical Transmission Facilities to the appropriate Transmission Owner in a timely manner.

               (d) If the Company revokes a planned transmission maintenance outage schedule for non-critical Transmission Facilities of a Transmission Owner after it has become final, the Company shall notify such Transmission Owner of the decision to revoke approval of the maintenance schedule as soon as possible after the circumstances arise that create the need for the revocation. If such Transmission Owner incurs any additional costs associated with the deferred transmission maintenance, the Company shall compensate on a Pass-Through Basis such Transmission Owner for all such verifiable costs collected by the Midwest ISO in rates or other charges. Revocation of previously approved maintenance schedules and compensation for related costs shall be applied in a non-discriminatory basis.

               (e)  The  Company   shall   document  all  planned   transmission
                    maintenance requests, the disposition of those requests and all data supporting the disposition of each request.

               (f) A Transmission Owner shall notify the Company when such Transmission Owner is performing maintenance on a facility that could reasonably be expected to result in unplanned outages within the Transmission System. The Company shall coordinate with the Transmission Owners to implement unplanned transmission maintenance as the need may arise. In an Emergency, the applicable Transmission Owner shall immediately notify the

                    Company of any necessary Emergency transmission maintenance and the Transmission Owner shall document all events of unplanned transmission maintenance and all data related to the Emergency necessitating such maintenance. Prior approval by the Company for such Emergency transmission maintenance will not be required.

          4.1.3 Construction of New Facilities.

               (a) The Transmission Owners acknowledge and agree that the Company may require a Transmission Owner to construct planned Transmission Facilities, whether the construction is required pursuant to a direction by the Midwest ISO to the Company or at the initiative of the Company to the extent permitted by the MISO ITC Agreement. Each Transmission Owner and the Company if it is an owner of facilities which comprise part of the Transmission System shall construct at its sole cost and expense new Transmission Facilities reviewed, approved, and ordered to be built by the Company in accordance with planning processes and protocols established by the Company and the Midwest ISO pursuant to the MISO ITC Agreement and the planning procedures adopted by the Company. The Company will develop non-discriminatory criteria consistent with this Section 4.1.3 to determine which Party (including the Company if it is an owner of facilities comprising part of the Transmission System) will be obligated to construct the new facilities. If the new Transmission Facilities will be directly connected to the existing facilities of one Transmission Owner or the Company if it is an owner of facilities comprising part of the Transmission System, that Transmission Owner or the Company will be obligated to construct the new facilities if required by the Company. If two or more Transmission Owners or the Company as an owner of facilities comprising the Transmission System will be interconnected directly to the new facilities, the Company will assign construction responsibilities in accordance with the non-discriminatory criteria stated in the planning procedures adopted by the
                    Company. Prior to the acceptance by the Commission of coordinated planning processes and protocols developed by the Midwest ISO and the Company, the planning and construction of new facilities shall be governed by the planning processes and protocols of the Midwest ISO and the planning procedures adopted by the Company, to the extent such procedures are not inconsistent with the planning processes and protocols of the Midwest ISO.

               (b) The non-discriminatory criteria shall include cost allocation methods for achieving equity among affected Transmission Owners and the Company in circumstances where a disproportionate, but otherwise unavoidable, burden is placed on one or more Transmission Owners or the Company for the construction of new Transmission Facilities. Any Transmission Owner may propose its own cost allocation methodology to the Commission for the purpose of achieving equity in particular instances.

               (c) If a Transmission Owner that is obligated to construct new Transmission Facilities requests that the Company construct such facilities, the Company shall have the right but not the obligation to do so. If the Company declines to construct such facilities, the Transmission Owner initially obligated to construct the facilities shall remain obligated to do so.

               (d) A Transmission Owner, or the Company as an owner of facilities comprising part of the Transmission System, may satisfy its construction responsibilities by arranging that another party will construct, finance, and/or own the new Transmission Facilities. If the third party fails to perform within the period of time specified by the Company for construction of such new facilities, the Transmission Owner or the Company, in the case of facilities for which the Company has accepted the obligation to construct, shall remain obligated to undertake the construction. The Company shall determine in a non-discriminatory manner whether such third party can meet all necessary criteria for financing and/or owning Transmission Facilities interconnected to the Transmission System. A determination by the Company that such third party fails to meet all necessary criteria shall not relieve the Transmission Owner of the obligation to construct the facilities. Any such third party owning Transmission Facilities shall be required to become a Party to this Agreement pursuant to Section 3.4.3.

               (e) The cost of new Transmission Facilities constructed by Transmission Owners pursuant to this Section 4.1.3 shall be recovered in accordance with the MISO OATT and the revenues associated with such cost recovery received by the Company, shall be distributed in accordance with this Agreement.

          4.1.4Acquisition.   If  a  Transmission  Owner  acquires  Transmission
               Facilities that are not part of the Transmission System, such facilities shall become subject to this Agreement provided that
               (i) such Transmission Facilities are physically interconnected with any of the Transmission Facilities owned or Functionally Controlled by the Company or, if such Transmission Facilities are not physically interconnected with any of the Transmission Facilities owned or Functionally Controlled by the Company, the Company determines, in its reasonable discretion, that

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

               subjecting such Transmission Facilities to this Agreement will result in net benefits to the Company, (ii) such Transmission Owner consents and (iii) such action does not violate Applicable Laws and Regulations. If Transmission Facilities are added to the Transmission System as set forth above, the Company and the Transmission Owner transferring the facilities shall amend such Transmission Owner's subappendix to Appendix A to include such Transmission Facilities.

          4.1.5Performance of Regulatory  Obligations.  Each Transmission  Owner
               and the Company if it owns facilities that comprise part of the Transmission System shall comply, and shall provide such information to the Company as it requires to comply, and shall otherwise assist the Company in complying, with transmission, reporting, operating, filing, and planning obligations of the Company that are imposed by Applicable Laws and Regulations.

     4.2  Additional Obligations.

          4.2.1Information. Subject to the confidentiality provisions set forth in Section 10.14, each Transmission Owner shall provide such information concerning its Transferred Facilities to the Company as is necessary or appropriate for the Company to perform its obligations under this Agreement, the MISO OATT and the MISO ITC Agreement.

          4.2.2 Facilities Access.

               (a) Each Transmission Owner shall upon reasonable notice allow the Company access to its Transferred Facilities as is necessary (i) to verify and audit compliance by such Transmission Owner with this Agreement or (ii) for the Company to perform its obligations under this Agreement and the MISO ITC Agreement. Such access shall be at reasonable times and under reasonable conditions. Representatives of the Company shall comply with a Transmission Owner's safety regulations when accessing such Transmission Owner's Transferred Facilities.

               (b)  Each   Transmission   Owner's  rights  in  its   Transferred
                    Facilities shall be subject to the Company's Functional Control of the Transmission System in accordance with the terms of this Agreement and the MISO ITC Agreement. Nothing in this Agreement shall be deemed to restrict or to prohibit access to Transferred Facilities by the Transmission' Owner that owns such Transferred Facilities, or those acting under its authority.

          4.2.3Inspection and Auditing Procedures. Each Transmission Owner shall grant the Company and its outside auditors and consultants such access to such Transmission Owner's books and records as is necessary (i) to verify and audit compliance by such Transmission Owner with this Agreement or (ii) for the Company to perform its obligations under this Agreement and the MISO ITC Agreement. Such access shall be at reasonable times and under reasonable conditions. Each Transmission Owner shall also comply with the accounting and reporting requirements of any Governmental Authorities having jurisdiction over the Transmission Owner with respect to aspects of the Company's business operations. Contacts between officers, employees, and agents of the Company and those of a Transmission Owner, pursuant to this Section 4.2.3 shall be strictly limited to the purpose of this Section 4.2.3.


          4.2.4 Indemnification by Transmission Owners.

               (a)  Each  Transmission   Owner   ("Indemnifying   Owner")  shall
                    indemnify and hold harmless each other Transmission Owner ("Indemnified Owners") from any Losses arising from the Indemnifying Owner's performance, neglect or breach of its obligations under this Agreement (whether arising from a finding of negligence, strict liability or other fault or responsibility), except in cases where, and only to the extent that, the negligence or willful misconduct of any other Indemnified Owner contributed to the Loss. In the event two or more Transmission Owners have an indemnification obligation under this Section 4.2.4(a) with respect to the same matter, such indemnification obligation shall be borne by such indemnifying Transmission Owners in proportion to each such indemnifying Transmission Owner's comparative fault. If the Company acquires ownership of facilities that comprise part of the Transmission System, the Company shall be treated as if it were a Transmission Owner for purposes of this Section 4.2.4(a). Notwithstanding any other provision of this Agreement, no Transmission Owner shall be liable to any other Transmission Owner for any actions taken in accordance with the instructions or direction of the Company or the Midwest ISO except in cases of the negligence or intentional wrong-doing of the first Transmission Owner.

               (b) Except with respect to its Transferred Facilities or as otherwise provided in the MISO OATT or this Agreement, no Transmission Owner shall be liable for any costs or expenses relating to the operation, repair, maintenance, or improvement of any of the Transmission Facilities constituting part of the Transmission System that are owned, operated, or controlled by any other Transmission Owner or the Company.

               (c) Each Transmission Owner shall severally and not jointly, on a pro rata basis as described below, indemnify and hold harmless the Company from any Losses (determined after application of the proceeds of any applicable insurance policies) suffered or incurred by the Company (but excluding any lost profits and similar damages suffered or incurred by the Company) resulting from any claim by a third party by reason of the Company's acts, omissions or alleged acts or omissions arising under this Agreement, the MISO ITC Agreement or the MISO OATT or by reason of any of the Midwest ISO's acts, omissions or alleged acts or omissions ("Third Party Claims"); provided, however, that such indemnity does not cover (i) Losses arising out of any action or inaction (A) of the Company taken in bad faith, (B) of the Company that constitutes Gross Negligence or Willful Misconduct or (C) of the Company in its capacity as an owner of facilities that comprise part of the Transmission System, (ii) Losses arising out of Third Party Claims occurring in any calendar year which involve any Good Business Practice Breach, to the extent the Losses paid or due and payable by the Company in respect of such Third Party Claim plus all Company Payments with respect to all other claims occurring in such calendar year are less than the Liability Cap Amount for such calendar year or (iii) Losses from any claim or series of related claims unless such Losses exceed $150,000 and then only to the extent that such Losses exceed $150,000. The pro rata liability of each Transmission Owner under this Section 4.2.4(c) shall be equal to a percentage of the aggregate amount of the Losses equal to the percentage that such Transmission Owner's Net Plant bears to the aggregate Net Plant as of the time in which the claim giving rise to the Losses in question occurred. The obligations of each Transmission Owner set forth in this Section 4.2.4(c) shall terminate automatically for all purposes with respect to all Losses from claims arising after the Initial Member ceases to be the Managing Member for any reason. Notwithstanding anything to the contrary in this Agreement, the Transmission Owners' indemnification obligations under this Section 4.2.4(c) shall terminate automatically for all purposes in the event one or more Transmission Owners and/or former Transmission Owners pay, in the aggregate, an amount equal to $25,000,000 in any year pursuant to this Section 4.2.4(c) (the "Indemnity Cap"), regardless of when the claims which gave rise to the indemnification obligations occurred and regardless of whether the claims involve a Good Business Practice Breach ("Payment Event"); provided, however, if prior to the occurrence of the Payment Event, if the Company owns Transmission Facilities having a Fair Market Value equal to or greater than $250,000,000 in the aggregate at the time of the acquisition, the indemnification obligations of the Transmission Owners under this Section 4.2.4(c) shall not terminate upon the occurrence of a Payment Event, but nothing in this proviso is a limitation on the automatic termination of the

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

                    Transmission Owners' indemnification obligations as provided above in the event the Initial Member ceases to be the Managing Member for any reason.

               (d) For avoidance of doubt, no indemnification obligation is owed by the Transmission Owners under Section 4.2.4(c) with respect to Losses arising out of any claim occurring in any calendar year and which arises out of a Good Business Practice Breach to the extent that the amount of such Losses plus all Company Payments with respect to all other claims occurring in such calendar year are less than the Liability Cap Amount for such year.

          4.2.5 Administration of Third Party Claims.

               (a) Promptly after receiving notice that a third party has commenced a claim that would be subject to the indemnification provisions of either Section 3.4.1 or 4.2.4, each Party entitled to indemnification (individually and collectively, "Indemnified Party") under such Sections shall in turn give written notice of that claim to each Party obligated to provide the indemnification under such Section (individually and collectively, "Indemnifying Party"). The written notice shall include reasonable detail in light of the circumstances then known to the Indemnified Party. Failure to give such notice, or any notice, will not relieve the Indemnifying Party from its obligations under such Sections except where, and then solely to the extent that, such failure actually and materially prejudices the rights of the Indemnifying Party.

               (b) After receiving the written notice described in Section 4.2.5(a), the Indemnifying Party will have the right but not the duty to defend such claim; provided, however, that the Indemnifying Party shall acknowledge in writing its indemnification obligations hereunder with respect to such claim. If, with respect to a claim, the Indemnified Party will retain liability for a material amount in connection with such claim, the Indemnifying Party shall not have the right to assume the defense of such claim hereunder. This right to defend will include the right to pursue any strategy in defending such claim, file any and all pleadings, pursue discovery in any manner, make whatever arguments the Indemnifying Party deems appropriate, and to select counsel of its choice to defend the claim, provided that (i) the Indemnified Party gives its written consent to counsel selected by the Indemnifying Party (which consent shall not be unreasonably withheld) and (ii) the Indemnifying Party conducts the defense of such claim actively and diligently. Attorneys' fees incurred by counsel selected by the Indemnifying Party in defending the claim, as well as other costs and expenses associated with defending the claim, will be paid by the

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

                    Indemnifying Party. If the Indemnifying Party consists of one or more of the Transmission Owners, the decision to defend a claim and the administration of such claim as provided in this Section 4.2.5(a) shall be made by Transmission Owners whose collective Net Plant exceeds 50% of the aggregate Net Plant of all Transmission Owners comprising the Indemnifying Party (the "Majority of Indemnifying Transmission Owners"). Each Transmission Owner agrees that the Majority of Indemnifying Transmission Owners shall have no liability to any other Transmission Owner in connection with the administration of claims under this
                    Section 4.2.5 except to the extent the Majority of Indemnifying Transmission Owners exercise their authority hereunder in bad faith or in a grossly negligent manner.

               (c) If the Indemnifying Party assumes the defense of such claim, the Indemnified Party agrees to reasonably cooperate in such defense as long as the Indemnified Party is not materially prejudiced thereby. As long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its own cost and expense and may participate in the defense of such claim, though ultimate control of the claim's defense shall remain with the Indemnifying Party.

               (d) In the event the Indemnifying Party does not assume the defense of such claim, or ceases to conduct the defense of such claim actively and diligently, or has a conflict of interest with the Indemnified Party, (i) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement with respect to, such claim, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including reasonable attorneys' fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in Sections 3.4.1 and 4.2.4.


               (e) If after the making of any indemnification payment the amount of Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) will promptly be repaid by the Indemnified Party to the Indemnifying Party. Upon making any indemnification payment, the Indemnifying Party will, to the extent of such indemnification payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the indemnification payment relates; provided that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Losses, and (ii) until the Indemnified Party recovers full payment of such Losses, all claims of the Indemnifying Party against any such third party on account of said indemnification payment will be subrogated and subordinated in right of payment to the Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision of this Section 4.2.5(e), each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

          4.3  Payments to the Company

               4.3.1Management Fee. Each Transmission  Owner shall severally and not jointly, pay the Company its pro rata share of the annual Management Fee. Each Transmission Owner's pro rata share of the Management Fee in each year shall be equal to the percentage of the Management Fee equal to the percentage that such Transmission Owner's Net Plant bears to the aggregate Net Plant of all Transmission Facilities subject to the Functional Control of the Company pursuant to this Agreement in such year. The amount of the Initial Management Fee, as adjusted pursuant to Section 6.3(b) of the LLC Agreement, may be increased upon and in connection with the addition of a Transmission Owner as a Party to this Agreement pursuant to Section 3.4.3 of this Agreement by an amount agreed upon between the Company and such additional Transmission Owner; provided, however, that (a) no such increase in the Initial Management Fee shall result in an increase in the aggregate amount of the Initial Management Fee payable by the Original GridAmerica Companies and (b) after giving effect to such increase in the Initial Management Fee, the several obligation of each Transmission Owner to pay its pro rata share of the Initial Management Fee under this Section 4.3 shall not exceed a percentage of the increased Initial Management Fee equal to the percentage that such Transmission Owner's Net Plant bears to the aggregate Net Plant of all Transmission Facilities subject to the Functional Control of the Company pursuant to this Agreement in such year, adjusted to include the Net Plant of the additional Transmission Owner, as of the effective date of such increase in the Initial Management Fee.

               4.3.2Incentive  Compensation.  In addition to the  Management Fee payable to the Company, each Transmission Owner shall pay to the Company incentive compensation pursuant to such incentive compensation arrangements as are agreed from time to time between the Company and such other Transmission Owners as shall agree thereto. The Company

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

                    shall, from time to time but no less frequently than within thirty (30) days after the Transmission Service Date and each anniversary thereof, propose to the Transmission Owners incentive compensation arrangements designed to encourage the efficient and enhanced operation of the Transferred Facilities without regard to any benefit or detriment to other businesses and activities of the Transmission Owners, including their electric generation businesses and activities, which may result from implementation of such proposals. Any incentive arrangements between the Company and the Transmission Owners shall provide that (a) not less than 25 percent of net incentive revenues which are earned through the implementation of Company's proposals, or otherwise as a result of the Company's exercise of Functional Control over the Transferred Facilities, shall be payable to the Company as incentive compensation; and (b) each Transmission Owner shall receive a percentage of the balance of such net incentive revenues equal to the percentage that such Transmission Owner's Net Plant bears to the aggregate Net Plant of all Transmission Facilities subject to the Functional Control of the Company pursuant to this Agreement in such year .

          4.4  Transmission Owners' Remedies.

               4.4.1Accounting Failures. If an Accounting Failure occurs, at the written request of a majority of the Transmission Owners (each Transmission Owner having one vote), the Company shall retain and pay for the services of an accounting firm of national reputation, which accounting firm shall conduct an examination and analysis of the accounting procedures of the Company and shall be required to issue a written report regarding such examination and analysis, including a description of any material weaknesses in the Company's accounting procedures discovered by such accounting firm, and recommendations to correct such weaknesses. The Company shall provide to the Transmission Owners copies of all draft and final reports prepared by such accounting firm and within thirty (30) days after issuance of a report, the Company shall provide a response thereto delivered to the Transmission Owner which states the extent to which the Company accepts the report's findings and the basis for any objections.

               4.4.2Operational  Failures.  If an Operational Failure occurs, at the written request of a majority of the Transmission Owners (each Transmission Owner having one vote), the Company shall retain and pay for the services of a consulting firm of national reputation with experience in electric energy operations and management and which is a Non-Market Participant. Such consulting firm shall conduct an examination and assessment of the Company's operating procedures, management, staffing and such other matters as such consulting firm deems appropriate under the circumstances considering the nature of the Operational Failure and shall be required to issue a written report regarding such examination and assessment. The Company shall provide to the Transmission Owners copies of all draft and final reports prepared by such consulting firm and within thirty (30) days after issuance of a report, the Company shall provide a response thereto delivered to the Transmission Owners which states the extent to which the Company accepts the report's findings and the basis for any objections.

               4.4.3Removal of Managing Member for Cause. If a Super Majority of
                    Transmission Owners shall have delivered written notice that they have elected to remove the Managing Member for Cause, the Company shall cause the Managing Member to be removed in accordance with the provisions of the LLC Agreement; provided, however, that (x) if the Managing Member contests its removal pursuant to the terms of the LLC Agreement, the Company shall acknowledge and shall cause the Managing Member to acknowledge the rights of the Transmission Owners to participate in any proceeding to resolve the dispute over the removal pursuant to Section 10.3 of the LLC Agreement or
                    Section 6.3 and (y) no removal of the Managing Member shall be effective unless and until approved by the Commission.

               4.4.4Replacement  of  Managing  Member.  If a Managing  Member is
                    removed as a result of an Early Termination Event under the LLC Agreement, including a removal for Cause, the Company shall cause the successor Managing Member to be selected by vote of a Super Majority of Transmission Owners.

                                    ARTICLE V
                              TERM AND TERMINATION

          5.1 Term. This Agreement shall become effective as to the Company and each Transmission Owner on the Effective Date or the date set forth in the amendment hereto entered into between the Company and a Transmission Owner pursuant to Section 3.4.3. For each Transmission Owner and the Company, this
Agreement shall continue in effect until the end of the Initial Term. Notwithstanding the scheduled termination hereof at the end of the Initial Term, this Agreement automatically shall be extended as to a Transmission Owner for an additional term of two (2) years at the end of the Initial Term, unless written notice of termination hereof is given by such Transmission Owner to each other Party at least six months prior to the last day of the Initial Term; provided, however, that, if at the time such notice of termination is given by such Transmission Owner, applicable provisions in the Midwest ISO Transmission Owners Agreement governing the right of a "Transmission Owner" thereunder to withdraw from the Midwest ISO specify a longer minimum time for notice of withdrawal, then, unless the Commission shall otherwise approve, upon the effectiveness of the termination of this Agreement as to any Transmission Owner, such Transmission Owner shall automatically be and become a member of Midwest ISO for a term of not less than the minimum notice period for withdrawal specified in the Midwest ISO Transmission Owners Agreement (measured from the date of the notice of termination delivered hereunder) less six months. Following any such additional term, the term hereof automatically shall be extended as to a Transmission Owner for successive additional terms of two (2) years each (any additional term, whether following the Initial Term or an additional term, being an "Additional Term") unless written notice of termination hereof is given by such Transmission Owner to each other Party at least six months prior to the last day of the then existing Additional Term; provided, however, that, if at the time such notice of termination is given by such Transmission Owner, applicable provisions in the Midwest ISO Transmission Owners Agreement governing the right of a "Transmission Owner" thereunder to withdraw from the Midwest ISO specify a longer minimum time for notice of withdrawal from the Midwest ISO, then, unless the Commission shall otherwise approve, upon the effectiveness of the termination of this Agreement as to any Transmission Owner, such Transmission Owner shall automatically be and become a member of Midwest ISO for a term of not less than the minimum notice period for withdrawal specified in the Midwest ISO Transmission Owners Agreement (measured from the date of the notice of termination delivered hereunder) less six months.


Each Transmission Owner may withdraw from the GridAmerica ITC and this Agreement shall terminate with respect to such Party under the following circumstances:
(a) if a Transmission Owner delivers notice of its intent to contribute its Transferred Facilities to the Company pursuant to Section 5.1(a) of the Master Agreement prior to the date thirty (30) months after the Effective Date, then each Transmission Owner may withdraw from the GridAmerica ITC and terminate its participation under this Agreement by providing all of the other Parties written notice of such withdrawal within thirty (30) days of receipt of the notice of such contribution; or (b) if no Transmission Owner has delivered notice of its intent to contribute its Transferred Facilities to the Company pursuant to
Section 5.1(a) of the Master Agreement prior to the expiration of the twenty-ninth (29th) month following the Effective Date, then each Transmission Owner may withdraw from the GridAmerica ITC and terminate its participation under this Agreement by providing all of the other Parties written notice of such withdrawal within the thirtieth (30th) month following the Effective Date. Any withdrawal from the GridAmerica ITC and termination of participation under this Agreement shall be effective on the first day of the seventh month following the month in which notice thereof is delivered in accordance with
Section 10.9; provided, however, that, notwithstanding the foregoing, unless the Commission shall otherwise approve, no withdrawal by any Transmission Owner from the GridAmerica ITC pursuant to Section 5.1(a) or Section 5.1(b) shall be or become effective unless and until such Transmission

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

Owner becomes a member of the Midwest ISO. Upon receipt of any notice of withdrawal from the GridAmerica ITC and termination of participation under this Agreement pursuant to Section 5.1(a) or Section 5.1(b), each other Transmission Owners shall have the right, exercisable within thirty (30) days of receipt of such notice, to withdraw from the GridAmerica ITC and terminate its participation under this Agreement; provided, however, that, notwithstanding the foregoing, unless the Commission shall otherwise approve, no withdrawal by any Transmission Owner from the GridAmerica ITC pursuant to this sentence of this
Section 5.1 shall be or become effective unless and until such Transmission Owner becomes a member of the Midwest ISO. Without the prior written consent of NGUSA pursuant to Section 5.7 of the Master Agreement, no part of the Transferred Facilities of any Transmission Owner that withdraws from the GridAmerica ITC and terminates its participation under this Agreement shall be included in or managed by an ITC that exercises functions similar in scope to the function exercised by the Company with respect to the Transferred Facilities (determined after taking into account the functions exercised by the Midwest ISO under the MISO ITC Agreement) for a period of one (1) year after the effective date of such Transmission Owner's withdrawal, provided, however, that the foregoing prohibition shall not apply if the Initial Member exercised its resignation rights pursuant to Section 5.7(a) or Section 5.7(b) of the Master Agreement prior to the date of any such withdrawal.

     5.2 Termination.

          5.2.1No Termination. No Party shall have any right to terminate or withdraw from this Agreement, nor shall any Transmission Owner have the right to withdraw any of its Transferred Facilities from GridAmerica ITC, except as provided in Section 5.1 or this
               Section 5.2. The provisions of Article 10 shall survive any termination of this Agreement.

          5.2.2Divestiture  or Sale of  Transferred  Facilities.  This Agreement
               shall terminate as to any Transmission Owner on the date such Transmission Owner contributes to the Company pursuant to Section 3.1(b) of the LLC Agreement or otherwise sells to a Person other than the Company any of such Transmission Owner's Transferred Facilities, but such termination shall only be to the extent of and extend to such Transmission Owner only in respect of such contributed or otherwise sold Transferred Facilities. Any proposed sale by a Transmission Owner of Transferred Facilities shall be conditioned on the delivery by the purchaser thereof of an assumption agreement in form and substance reasonably satisfactory to the Company pursuant to which the purchaser assumes the obligations of the selling Transmission Owner hereunder. Such Transmission Owner shall remain a party hereto to the extent such Transmission Owner continues to own Transferred Facilities. In the event that a Transmission Owner has contributed all of its Transferred Facilities to the Company or has otherwise sold all of its Transferred Facilities, this Agreement shall terminate as to the Transmission Owner as of the effective date of the contribution or sale (as the case may be) of all of such Transmission Owner's Transferred Facilities, including in the case of a Transmission Owner that retains ownership of its Non-transferred Facilities, except with respect to any obligations of the Transmission Owner hereunder accruing prior to the effective date of the contribution or sale, including indemnification obligations pursuant to Section 4.2.4 arising from any event occurring prior to the effective date of the contribution or sale.

          5.2.3ITC Status. A Transmission Owner may terminate this Agreement with respect to the Transferred Facilities at any time following
               (i) a determination by the Commission that the Company has ceased to be an ITC, or (ii) an order by the Commission requiring or authorizing the Company or the Transferred Facilities to become subject to the control or direction of a Regional Transmission Organization other than the Midwest ISO.

          5.2.4Failure   to   Achieve   Transmission   Service   Date.   If  the
               Transmission Service Date has not occurred on or before June 30 2003, then at any time after June 30, 2003, any Party may, upon thirty (30) days prior written notice to the other Parties, cause the GridAmerica ITC and this Agreement to terminate.

     5.3 Effect Of Termination Pursuant to Sections 5.1 or 5.2.3. In the event that a Transmission Owner terminates this Agreement pursuant to Sections 5.1 or 5.2.3, the following provisions shall apply.

          5.3.1Transmission Customers Held Harmless.  Transmission Customers and
               Interconnection   Customers   taking   service  that  involves  a
               terminating Transmission Owner's Transferred Facilities, including Transmission Service that involves transmission service agreements and interconnection and/or operating agreements executed before such Transmission Owner provided notice of its termination shall receive service for the remaining term of the agreement at the same rates, terms, and conditions that would have been applicable if there were no termination, unless such agreements are modified by the Commission in accordance with its statutory authority or by agreement of the parties to the agreement. Such Transmission Owner shall make its facilities available to provide service to such Transmission Customers and Interconnection Customers and allow the Company to continue to exercise Functional Control over the Transferred Facilities with respect to such service and shall receive no more in revenues for that service than if there had been no termination by such
               Transmission Owner. This Section 5.3.1 shall survive the termination of the Agreement by a Transmission Owner.

          5.3.2Existing   Obligations.   Obligations   incurred   and   payments
               applicable to time periods prior to the effective date of such termination shall survive the termination of this Agreement. The reconciliation and payment of all such amounts shall be done as soon as practicable following such termination. This Section 5.3.2 shall not constitute a general guarantee of the obligations of the Company by any Transmission Owner.

          5.3.3Construction   of   Facilities.   Obligations   relating  to  the
               construction of new facilities pursuant to an approved plan of the Company, which imposed duties upon the terminating Transmission Owner prior to such Transmission Owner's termination, shall be renegotiated as between the Company and the terminating Transmission Owner taking into consideration commitments made to Transmission Customers and Interconnection Customers and funds advanced, if any, prior to termination of this Agreement with respect to such terminating Transmission Owner. Such obligations shall survive the termination of this Agreement with respect to such Transmission Owner.

          5.3.4Other Obligations.  Other obligations between the Company and the terminating Transmission Owner shall be renegotiated as between the Company and the terminating Transmission Owner, subject to approval by the Commission. If such obligations cannot be resolved through negotiations, they shall be resolved in accordance with the dispute resolution procedures provided for in this Agreement.

     5.4 Effect of Termination Pursuant to Section 5.2.2. In the event that a Transmission Owner terminates this Agreement pursuant to Section 5.2.2 by divesting to the Company or otherwise selling to another Person all of its Transferred Facilities, the following provisions shall apply.

          5.4.1Transmission   Customers  Held   Harmless.   In  the  case  of  a
               Transmission Owner that retains ownership of its Non-transferred Facilities, Transmission Customers taking service that involves transmission service over such Transmission Owner's Non-transferred Facilities pursuant to agreements executed before such Transmission Owner provided notice of its termination shall continue to receive service for the remaining term of the agreement at the same rates, terms, and conditions that would have been applicable if there were no withdrawal, unless such agreements are modified by the Commission in accordance with its statutory authority or by agreement of the parties to the agreement. Such Transmission Owner shall make its Non-transferred Facilities available to provide service to such Transmission
               Customers and allow the Company to continue to exercise Functional Control over the Non-transferred Facilities and shall receive no more in revenues for that service than if there had been no termination by such Transmission Owner. This Section
               5.4.1 shall survive the termination of the Agreement by a Transmission Owner.

          5.4.2Existing   Obligations.   Obligations   incurred   and   payments
               applicable to time periods prior to the effective date of such termination shall survive

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

               the termination of this Agreement. The reconciliation and payment of all such amounts shall be done as soon as practicable following such withdrawal. This Section 5.4.2 shall not constitute a general guarantee of the obligations of the Company by any Transmission Owner.

          5.4.3Other Obligations.  Other obligations between the Company and the terminating Transmission Owner shall be renegotiated as between the Company and the terminating Transmission Owner, subject to approval by the Commission. If such obligations cannot be resolved through negotiations, they shall be resolved in accordance with the dispute resolution procedures provided for in this Agreement.

     5.5 Regulatory And Other Approvals Or Procedures. The termination by a Transmission Owner of its obligations hereunder and/or withdrawal of some or all of its Transferred Facilities from the GridAmerica ITC shall be subject to applicable federal and state regulatory approvals or other regulatory procedures, including, without limitation, any required approval of the Commission and any requirement of the Commission that such Transmission Owner join a Commission approved regional transmission organization.

                                   ARTICLE VI
                               DISPUTE RESOLUTION

     6.1 Negotiations. If a dispute between any two or more Parties arises out of or relates to this Agreement, any such Party may notify each other Party that it intends to initiate the dispute resolution procedures set forth herein. Immediately upon the receipt of such notice, the Party sending the notice and each other Party receiving the notice shall refer such dispute to a senior executive officer (the "SEOs") of each such Party for consultation and advice prior to the commencement of the arbitration proceedings. The SEOs shall meet in person or by teleconference as soon as mutually practicable to consider such matters. If the SEOs fail to resolve such dispute within thirty (30) days of such notice being sent, any Party to the dispute may declare the consultation procedure set forth in this Section 6.1 terminated and refer the dispute or controversy to arbitration pursuant to Section 6.2.

     6.2 Arbitration. If a dispute between any two or more Parties arises out of or relates to this Agreement or to the relationship between the Parties created by this Agreement, and such Parties have not successfully resolved such dispute through negotiation on or before the thirtieth (30th) day following the notice referred to in Section 6.1, then such dispute shall be resolved according to this Section 6.2. If such dispute is subject to the jurisdiction of the Commission, then any Party to the dispute may, within sixty (60) days of the notice referred to in Section 6.2, bring such dispute before the Commission for resolution. If no Party brings the dispute before the Commission within sixty
(60) days of the notice referred to in Section 6.1, or if the dispute is not subject to the jurisdiction of the Commission, then such dispute shall be resolved by binding arbitration ("Arbitration") under the following provisions. For the avoidance of doubt, this Section 6.1 does not apply to disputes arising under the MISO OATT, which shall be resolved in accordance with the procedures set forth therein, or to disputes arising under another agreement between and among the Company and one or more of the Transmission Owners or between the

Company and the Midwest ISO, which shall be resolved in accordance with the dispute resolution procedures of such other agreement.

               (a) All Claims To Be Arbitrated. Except as provided in the immediately preceding sentence and in Sections 6.2(l) and 9.2.1, any and all claims, counterclaims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach hereof, or in any way relating to the subject matter hereof or the relationship between the Parties created hereby, involving the Parties ("Claims"), shall be finally resolved by binding arbitration by a panel of arbitrators under the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") to the extent not inconsistent with the provisions of this Agreement, regardless of whether some or all of such Claims allegedly (i) are extra-contractual in nature, (ii) sound in contract, tort, or otherwise, (iii) are provided by federal or state statute, common law or otherwise or (iv) seek damages or any other relief, whether at Law, in equity or otherwise.

               (b) Referral of Claims to Arbitration. Subject to Section 6.1, one or more Parties may refer a Claim to arbitration (the "Claimant Party") by providing notice (an "Arbitration Notice") to each other Party or Parties against which the Claim is asserted (whether one or more parties, the
                    "Respondent Party") in the manner set forth in the Arbitration Rules. The Arbitration Notice must include a general description of the Claim and shall identify all Respondent Parties and the reasons for asserting the Claim against each Respondent Party. The Arbitration is commenced between the Claimant Party and the Respondent Party ("Dispute Parties") by sending the Arbitration Notice to the Respondent Party.

               (c) Stay for Commission Proceedings; Effect of Commission Orders. Following commencement of the Arbitration, if a Party other than a Dispute Party institutes a proceeding before the Commission that involves one or more of the Dispute Parties and the relief sought in that proceeding would require the Commission to resolve one or more issues presented in the Arbitration (a "Related Proceeding"), then the Dispute Parties agree that the Arbitration shall be stayed during the pendency of such Related Proceedings. The Dispute Parties further agree that the Commission's resolution in Related Proceedings of any issue that is also presented in the Arbitration shall be and is final and binding as to that issue in the Arbitration.

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

               (d) Number and Qualification of Arbitrators. The panel of arbitrators (the "Panel") shall consist of three arbitrators appointed in accordance with this Section 6.2 and the Arbitration Rules. Arbitrators shall meet the qualifications for arbitrators established by the AAA and, in addition, shall have significant experience in the electric industry and/or significant experience as an arbitrator in complex commercial matters. The chairperson shall take an oath of neutrality.

               (e) Appointment of Arbitrators. By the fifteenth (15th) day following the day on which the Arbitration Notice is sent to the Respondent Party, the Claimant Party shall submit its appointment of the first arbitrator to the Respondent Party and the AAA. If the Claimant Party consists of more than one Party, then those Parties shall jointly appoint the first arbitrator. By the fifteenth (15th) day following the appointment of the first arbitrator, the Respondent Party shall submit its appointment of the second arbitrator to the Claimant Party and the AAA. If the Respondent Party consists of more than one Party, then those Parties shall jointly appoint the second arbitrator. The two arbitrators appointed by the Dispute Parties shall appoint a third arbitrator, who shall be the chairperson of the Panel, by the fifteenth
                    (15th) day following the appointment of the second arbitrator. If the second arbitrator has not been appointed by the fifteenth (15th) day following the appointment of the first arbitrator, or if the first two arbitrators have not appointed the third arbitrator by the fifteenth (15th) day following the appointment of the second arbitrator, any Dispute Party may request the AAA to appoint the arbitrator(s) in question. If any arbitrator resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Dispute Party or arbitrators entitled to designate that arbitrator shall promptly designate a successor. In the event that either of the Claimant Party or the Respondent Party consist of more than one Party and those Parties are unable to agree on the appointment of an arbitrator, then all three arbitrators shall be appointed by the AAA; provided, however, that the arbitrators so appointed shall meet the qualifications set forth in Section 6.2(d).


               (f) Governing Law. In deciding the substance of the Parties' Claims, the arbitrators shall first rely upon the provisions of this Agreement and shall then apply the substantive laws governing this Agreement pursuant to Section 10.2.

               (g) Powers of the Arbitrators; Limitations On Remedies. The validity, construction and interpretation of this Agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this Agreement to arbitrate, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this arbitration agreement, the receipt of evidence and the like), shall be decided by the arbitrators to the extent not provided for in this Article
                    VI. The arbitrators shall decide the Claims based on this Agreement, the Arbitration Rules, and the governing Law, and not ex aqueo et bono, as amiable compositeurs, or in equity. The arbitrators shall not have the power to award any of those remedies which are precluded by Section 9.2. The arbitrators shall also have the power to enter such interim orders as they deem necessary, including orders to preserve the subject matter of the Claim or to preserve or adjust the status of the Parties pending resolution of the Claim in the Arbitration. The chairperson is empowered to issue interim orders on his own authority in emergency situations and where necessary to ensure the efficient administration of the Arbitration on application from a Dispute Party, which orders shall remain in effect until a meeting of all arbitrators may be convened to consider the application. The arbitrators shall have the power to assess the attorneys' fees, costs and expenses of the Arbitration (including the arbitrators' fees and expenses) against one or more of the Parties in whatever manner or allocation the arbitrators deem appropriate.

               (h) Venue; Procedural Issues. The seat of the Arbitration shall be New York, New York, or such other place as the Dispute Parties may agree. The arbitrators shall set the date, the time and the place of the hearing, which must commence on or before the one hundred twentieth (120th) day following the designation of the third arbitrator. All decisions of the three arbitrators shall be made by majority vote. In determining the extent of discovery, the number and length of depositions and all other pre-hearing matters, the arbitrators shall endeavor, to the extent possible, to streamline the proceedings and minimize the time and cost of the proceedings. There shall be no transcript of the hearing. The final hearing shall not exceed ten (10) Business Days, with the Claimant Party and Respondent Party each granted one-half of the allocated time to present its case to the arbitrators. All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the arbitrators, the AAA and any Persons participating in the Arbitration, except that the confidentiality obligations of the Parties shall be governed by Section 10.14.

               (i) Additional Claims. After the Arbitration has commenced and the Panel has been appointed, if a further Claim arises under this Agreement that is not successfully settled pursuant to Section 6.1, and the further Claim (an
                    "Additional Claim") is related to the Claim in the Arbitration or involves the same Dispute Parties, then any Party to the Additional Claim may ask the Panel to accept jurisdiction over the Additional Claim and include it in the Arbitration by submitting an Arbitration Notice in the manner set forth in Section 6.2(b) (an "Additional Arbitration Request") and submitting a concurrent request to the Panel to accept the Additional Claim. The Parties agree that the Panel should accept jurisdiction over an Additional Claim if the resolution of the Claim before the Panel will involve some or all of the same legal and factual issues presented by the Additional Claim or if accepting jurisdiction over the Additional Claim would facilitate or help minimize the costs of resolving the disputes at issue and not unduly delay the Arbitration. The Parties agree, however, that the Panel alone shall determine whether it should accept jurisdiction over an Additional Claim and that its determination shall be final and unappealable. If the Panel refuses jurisdiction over the Additional Claim, then the Additional Arbitration Request shall constitute a separate request for arbitration, which shall proceed independently and under this Section 6.2 as if filed on the date the Panel denied the request to accept jurisdiction. So long as there is no pending Additional Arbitration Request to the Panel to accept jurisdiction, any Party to an Additional Claim may commence a separate arbitration proceeding in the manner set forth in this Section 6.2.

               (j) Arbitration Awards. The arbitrators shall render their award on or before the thirtieth (30th) day following the last session of the hearing fully resolving all Claims that are the subject of the Arbitration. The award shall be in writing, shall give reasons for the decision(s) reached by the arbitrators and shall be signed and dated by the arbitrators, and a copy of the award shall be delivered to each of the Dispute Parties. A Party against which the award assesses a monetary obligation or enters an injunctive order shall pay that obligation or comply with that order on or before the thirtieth (30th) calendar day following the receipt of the award or by such other date as the award may provide. Any award of the arbitrators shall be consistent with the limitations and terms of this Agreement. The arbitrators' award may be confirmed in, and judgment upon the award entered by, any court having jurisdiction over the Parties.

               (k) Binding Nature. The decisions of the arbitrators shall be final and binding on the Parties and non-appealable to the maximum extent permitted by Law.

               (l) Assistance of Courts. It is the intent of the Parties that the Arbitration shall be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the arbitrators' decisions to the courts. Notwithstanding any other provision of this Agreement, however, a Party may seek court assistance in the following circumstances: (i) if a Party refuses to honor its obligations under this Agreement to arbitrate, any other Party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the refusing Party, and the order compelling arbitration shall require that the arbitration proceedings take place in New York, New York, and in the manner specified herein; (ii) a Dispute Party may apply to any state or federal court having relevant jurisdiction for orders requiring witnesses to obey subpoenas issued by the arbitrators, including requests for documents; and (iii) a Party may apply at any time before or during the Arbitration to any court having relevant jurisdiction for an order preserving the status quo ante and/or evidence in anticipation of arbitration (for avoidance of doubt, preservation of the status quo ante includes an order compelling a Party to continue to fulfill an obligation under this Agreement or to refrain from taking an action that would constitute a default under this Agreement; for further avoidance of doubt, such an application to the courts is not intended to and does not constitute waiver of the right to arbitrate Claims, nor does it refer any Claim to court for decision). The Parties agree to comply with any interim order issued by the arbitrators or by the chairperson. Any and all of the arbitrators' orders and decisions, including interim orders, may be enforced by any state or federal court having jurisdiction. Each Party agrees that arbitration pursuant to this Section
                    6.2 shall be the exclusive method for resolving all Claims and that it will not commence an action or proceeding, except as provided in this Section 6.2.


     6.3 Arbitration of Certain Claims Regarding Removal of Managing Member. If a Super Majority of Transmission Owners have attempted to remove the Managing Member for Cause pursuant to Section 4.4.3 of this Agreement, and the Managing Member disputes whether Cause for removal exists (a "Removal Claim"), then the issue of whether Cause exists immediately shall be referred to and resolved by binding arbitration ("Removal Arbitration") according to this Section 6.3. The Removal Claim shall be finally resolved by one arbitrator appointed in accordance with this Section 6.3 and the Arbitration Rules to the extent not inconsistent with the provisions of this Agreement. The Expedited Procedures of the Arbitration

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Rules  shall  be used  unless  the  arbitrator  determines  that  they  would be inappropriate. The arbitrator shall take an oath of neutrality.

          6.3.1Application to Removal Claim; Relation to Other Claims. Any dispute other than a Removal Claim must be resolved in a separate Arbitration pursuant to Section 6.2. A Removal Arbitration may not be joined to or consolidated with an Arbitration without the consent of all parties in the Removal Arbitration and the Arbitration(s). The decision of the arbitrator on a Removal Claim shall be final and conclusive and bind any arbitrators in an Arbitration commenced under Section 6.2.

          6.3.2Referral of Claims to Arbitration. A Managing Member who receives a written notice of removal as contemplated in Section 4.4.3 (a "Removal Notice"), and who disputes that Cause for removal exists, or a Member or a Transmission Owner upon receipt of notice from the Managing Member that it disputes that Cause exists (the "Removal Claimant") may refer a Removal Claim to Removal Arbitration by providing notice (a "Notice of Removal Dispute") to the Managing Member, all Members, and all Transmission Owners that are not the Removal Claimant (whether one or more parties, the "Removal Respondent Party"), in the manner set forth in the Arbitration Rules. The Notice of Removal Dispute also must contain a list of five (5) proposed arbitrators. The Removal Arbitration is commenced between the Removal Claimant and the Removal Respondent Party ("Removal Dispute Parties") by sending the Notice of Removal Dispute to the Removal Respondent Party.

          6.3.3Appointment  of  Arbitrator.  Within ten (10) days of delivery of the Notice of Removal Dispute, the Removal Respondent shall deliver to the Removal Claimant and the AAA a list of five (5) proposed arbitrators. If the lists provided by the Removal Claimant and the Removal Respondent both contain a common proposed arbitrator, such person shall be selected as arbitrator; otherwise, the AAA shall appoint one of them as arbitrator. If no persons are named on both lists, then the AAA shall appoint the arbitrator according to the procedures contained in the
               Arbitration Rules. If the arbitrator resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Removal Dispute Parties shall promptly designate a successor using the procedures established in this Section 6.3. An arbitrator appointed pursuant to this Section 6.3.3 may not also be appointed as an arbitrator pursuant to Section 6.2.


          6.3.4Governing Law. In deciding the substance of the Removal Claims, the arbitrator shall first rely upon the provisions of this Agreement and shall then apply the substantive laws of the State of New York, in accordance with Section 10.2 hereof.

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

          6.3.5Powers  of  the   Arbitrators;   Limitations  On  Remedies.   The
               arbitrator in a Removal Arbitration shall decide solely the Removal Claim, and shall have no power to decide any other Claim. The arbitrator shall decide the Removal Claim based on this Agreement, the Arbitration Rules, and the governing law, and not ex aqueo et bono, as amiable compositeur, or in equity. The arbitrator shall have the power to assess attorney's fees (in accordance with Section 10.19), costs, and expenses of the Removal Arbitration (including the attorneys' fees and expenses) against one or more of the Parties in whatever manner or allocation the arbitrator deems appropriate.

          6.3.6Venue; Procedural Issues. The seat of the Removal Arbitration shall be New York, New York, or such other place as the Removal Dispute Parties may agree. The arbitrator shall set the date, the time and the place of the hearing, which must commence on or before the thirtieth (30th) day following the appointment of the arbitrator. There shall be no transcript of the hearing. The final hearing shall not exceed ten (10) Business Days, with the Removal Claimant and Removal Respondent Party each granted one-half of the allocated time to present its case to the arbitrator. All proceedings conducted hereunder and the decision of the arbitrator shall be kept confidential by the arbitrator, the AAA and any Persons participating in the Removal Arbitration.

          6.3.7Arbitration  Awards.  The arbitrator shall render his award on or before the tenth (10th) day following the hearing(s) on the Removal Claim. The award shall be in writing and shall give a reasonably detailed description of the reasons for the decision(s) reached by the arbitrator and shall be signed and dated by the arbitrator, and a copy of the award shall be delivered to each of the Removal Dispute Parties. Any award of the arbitrator shall be consistent with the limitations and terms of this Agreement. The arbitrator's award may be confirmed in, and judgment upon the award entered by, any court having jurisdiction over the Parties.

                                   ARTICLE VII
                                   TAX MATTERS

     7.1 Responsibility for Transmission Owner Taxes. Each Transmission Owner shall be responsible for preparation and filing of all Tax Returns and other filings related to its Transmission Business and Transferred Facilities and for payment of any Tax liabilities related to its Transmission Business and Transferred Facilities. No Party shall be responsible for, or required to, file any Tax Returns or other reports for any other Transmission Owner and shall have no liability for any Taxes related to any other Transmission Owner's Transmission Business or Transferred Facilities.

     7.2 Responsibility for the Company Taxes. The Company shall be responsible for preparation and filing of all Tax Returns and other filings related to its business and the facilities owned by it constituting part of the Transmission System and for payment of any Tax liabilities related thereto. No Transmission Owner shall have any responsibility for filing, or be required to file, any Tax Returns or other reports for the Company and shall have no liability for any Taxes related to the Company's owned facilities.

                                  ARTICLE VIII
                                  FORCE MAJEURE

     If a Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party shall be excused from whatever performance is affected by such Force Majeure event but only to the extent so affected, provided that: (i) the Party, within two (2) days after the occurrence of the Force Majeure event, gives the other Parties notice describing the particulars of the occurrence and its estimated duration;
(ii) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure event; and (iii) the Party uses commercially reasonable efforts to remedy its inability to perform and to resume its full performance under this Agreement; provided, however, that the Party's obligation to remedy its inability to perform shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of the Party involved in said dispute, are contrary to its best interest.

                                   ARTICLE IX
                            BREACH, CURE AND DEFAULT

     9.1 Continued Operation. In the event of a breach or default hereunder by any Party, the Parties shall continue to operate and maintain their respective facilities and perform all acts reasonably necessary for the Company to operate and maintain the Transmission System in accordance with this Agreement and the MISO ITC Agreement.

     9.2  Remedies.

          9.2.1Specific Performance. The Parties agree and stipulate that a breach by a Party of this Agreement will result in irreparable damage to the other Parties for which no money damages could adequately compensate. In addition to all other remedies to which the other Parties may be entitled hereunder, including reasonable attorneys' fees pursuant to Section 10.19 and court costs, any other Party shall be entitled to seek injunctive relief or specific performance to restrain or compel the breaching Party. Each of the Parties expressly waives any claim that an adequate remedy at Law exists for such a breach.

          9.2.2All Other Remedies. No right or remedy herein conferred is intended to be exclusive of any other available right or remedy, but each and every such right or remedy shall be cumulative and shall be in addition to every other right or remedy given hereunder or hereafter existing under Law or in equity. The exercise of any one right or remedy shall not be deemed an election of such right or remedy or preclude the exercise of any other right or remedy. The resort to any right or remedy provided for herein or provided for by Law or in equity shall not prevent the concurrent or

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

               subsequent   employment   of   any   other   right   or   remedy.
               Notwithstanding the foregoing:

               (a) as between the Parties, notwithstanding anything to the contrary in this Agreement, no Party will be liable to any other Party for indirect, consequential, special or punitive damages on account of any action or proceeding brought hereunder or related hereto; provided, however, that the foregoing shall not apply to indemnity obligations of any Party hereunder that relate to liabilities of the Indemnified Party to third parties, even if such liabilities to third parties include liability for indirect, consequential, special or punitive damages suffered by such third parties; and

               (b) except with respect of the obligations of the Company (i) to reimburse Transmission Owners for costs on a Pass-Through Basis under the circumstances described in Sections 2.3, 2.4, 2.5, 4.1.3(a), (ii) to pay amounts to the Transmission Owners on a Pass-Through Basis as provided in this Agreement, (iii) to perform its obligations under Section 3.3.4, and (iv) to indemnify the Transmission Owners as provided in Section 3.4.1, the Company shall be liable to the Transmission Owners only in the case of Gross Negligence or Willful Misconduct.

     9.3 No Joint Liability. The liabilities and obligations of each Party under this Agreement shall be several and not joint, and no Party shall be jointly liable under this Agreement with any other Party. Without in any way limiting the foregoing, the failure of one Transmission Owner to perform its obligations hereunder shall not constitute a failure to perform by any other Transmission Owner.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

     10.1 Not for Benefit of Third Parties. This Agreement is intended to be solely for the benefit of the Parties, their successors and permitted assignees, and is not intended to and shall not confer any rights or benefits on any Person not a signatory hereto.

     10.2 Governing Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THIS AGREEMENT IS REQUIRED TO BE INTERPRETED OR ENFORCED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES OF AMERICA, AND WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES IN THE STATE OF NEW YORK THAT REQUIRE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

     10.3 Successors And Assigns. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties, their respective successors and assigns. This Agreement may not be assigned by a Transmission Owner except that this Agreement (i) shall be assigned to any

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

successor to the ownership of a Transmission Owner's Transferred Facilities, and any such successor shall become a Transmission Owner under this Agreement or
(ii) may be assigned to a lender. This Agreement may not be assigned, by operation of Law or otherwise by the Company, except to a lender. An assignment of this Agreement by a Transmission Owner as to its Transferred Facilities in conformance with clause (i) of this Section 10.3 shall release such Transmission Owner from further liability or obligation under this Agreement as to obligations arising after the date of such assignment.

     10.4 Effect of Waiver. No waiver by a Party of any one or more defaults by another Party hereto in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

     10.5 Severability. Except for Section 5.1 of this Agreement, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction, and such invalid, void, or unenforceable provision may be replaced with a suitable and equitable provision pursuant to Section 10.6 in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, void, or unenforceable provision.

     10.6 Renegotiation. If any provision of this Agreement, or the application thereof to any Person, Entity, or circumstance, is held by a court or Governmental Authority of competent jurisdiction to be invalid, void, or unenforceable, or if a modification or condition to this Agreement is imposed by a Governmental Authority exercising jurisdiction over this Agreement, then the Parties shall endeavor in good faith to negotiate such amendment or amendments to this Agreement as will restore the relative rights, obligations, and economic position of the Parties under this Agreement immediately prior to such holding, modification, or condition to the extent consistent with the orders, decisions or requirements of the applicable Governmental Authority. The rights and obligations of the Parties under this Agreement shall be modified to the extent necessary (i) to comply with an order of the Commission or (ii) as is necessary to avoid a determination by the Commission that the Company has ceased to be an ITC; provided, however, that any such modification (including any modification of the definition of Functional Control and the scope of activities performed by each Party hereunder) shall preserve to the maximum extent possible the relative rights, obligations, and economic positions of the Parties hereunder as in effect prior to giving effect to such modification.

     10.7 Representations And Warranties. Each Party represents and warrants, as of the Effective Date, to each other Party that:

                    (i) it is duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction of its organization and is qualified to do business (A) in the jurisdictions necessary to perform this Agreement, in the case of the Company, or (B) in the jurisdictions in which its Transferred Facilities are located, in the case of a Transmission Owner;

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

                    (ii) it has the power to execute and deliver this  Agreement and to perform its obligations under this Agreement and has taken all necessary corporate and/or other actions to authorize such execution, delivery and performance;

                    (iii)its  execution  and delivery of this  Agreement and its performance of its obligations under this Agreement do not violate or conflict with (A) any Laws applicable to it, (B) any provision of its charter or by-laws (or comparable constituent documents), (C) any order or judgment of any court or Governmental Authority applicable to it or any of its assets or (D) any contractual restriction binding on or affecting it or any of its assets, except third-party joint agreements covered by Section 10.13;

                    (iv) subject to the  receipt of any  Required  Consents  (as defined in the Master Agreement) required by it, to its knowledge, there are no Consents required for it and its Affiliates to perform their respective obligations under this Agreement other than Consents which have been obtained and Consents which may be required to perform obligations which, by the terms of this Agreement, will not arise and are not required to be performed except upon the happening of one or more contingencies specified in this Agreement;

                    (v) this Agreement has been duly executed and delivered by the Party and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at Law); and

                    (vi) except as otherwise  permitted  herein,  it has neither initiated nor received written notice of any pending action, proceeding, or investigation, nor to its knowledge is any such action, proceeding, or investigation threatened (or any basis therefor known to it), which questions the validity of this Agreement, or which would materially or adversely affect its rights or obligations under this Agreement.

     10.8 Further Assurances. Each Party agrees that it shall hereafter execute and deliver such further instruments, provide all information, and take or forbear such further acts and things as may be reasonably required and useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions of this Agreement.

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

     10.9 Notices. Every notice, request, or other statement to be made or delivered to a Party pursuant to this Agreement shall be directed to such Party's representative at the address or facsimile number for such Party set forth on Appendix C or to such other address or facsimile number as the Party may designate by written notice to each other Party from time to time. All notices or other communications required or permitted to be given pursuant to this Agreement must be in writing and will be considered as properly given if sent by facsimile transmission (with confirmation notice sent by first class mail, postage prepaid), by reputable nationwide overnight delivery service that guarantees next Business Day delivery, by personal delivery, or, if mailed from within the United States, by first class United States mail, postage prepaid, registered or certified with return receipt requested. Any notice hereunder will be deemed to have been duly given (i) on the date personally delivered, (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested or if sent by overnight delivery service; and (iii) if sent by facsimile transmission, on the date sent, provided confirmation notice is sent by first-class mail, postage prepaid promptly thereafter.

     10.10Regulatory Proceedings. Subject to the provisions of Section 10.6, no Party shall seek to amend this Agreement through a unilateral application to the Commission to do so. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit or limit any Party's right to otherwise initiate or intervene in any proceedings before the Commission or any other Governmental Authority involving its rights, duties, and obligations under this Agreement or any aspect of the Transmission System.

     10.11Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, representations and understandings, written or oral, pertaining thereto including that certain Letter of Intent dated June 20, 2002 among NGUSA, Ameren, ATSI and NIPSCO regarding the formation and operation of GridAmerica as an ITC within the Midwest ISO. Except as otherwise provided in
Section 3.4.3, no amendment to or modification, termination or waiver of or under any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and one or more Transmission Owners owning Transmission Facilities with a Net Plant of at least 66.67% of the aggregate Net Plant of all Transmission Facilities subject to the Functional Control of the Company pursuant hereto (other than any Transmission Facilities owned by the Company); provided, however, that (i) Sections 3.4.1, 4.2.4 and 4.3 may only be so amended, modified, terminated or waived with the unanimous written consent of the Company and all the Transmission Owners, (ii) any amendment, modification, termination or waiver that materially adversely affects a specific Transmission Owner must be approved in writing by such Transmission Owner, and (iii) a waiver by a Party as to only its rights may be granted by such Party.

     10.12Efforts of the Parties. Where the consent, agreement, or approval of a Party must be obtained hereunder, such consent, agreement, or approval shall not be unreasonably withheld, conditioned, or delayed. Where a Party is required or permitted to act, or omit to act, based on its opinion or judgment, such opinion or judgment shall not be unreasonably exercised. To the extent that the jurisdiction of any Governmental Authority applies to any part of this Agreement and/or the transactions or actions covered by this Agreement, each Transmission Owner shall cooperate with the Company and all other Transmission Owners to secure any

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

necessary or desirable approval or acceptance of such Governmental Authorities of such part of this Agreement and/or such transactions or actions.

     10.13Third-Party Joint Agreements. This Agreement, including the appendices, shall not be construed, interpreted, or applied in such a manner as to cause a Transmission Owner to be in material breach, anticipatory or otherwise, of any agreement in effect on the Effective Date, between such Transmission Owner and one or more third parties for the joint ownership, operation, or maintenance of any electrical facilities covered by this Agreement or the MISO OATT. If a Transmission Owner has such a third-party joint agreement, it shall discuss with the Company any material conflict between such third-party joint agreement and this Agreement raised by a third party to such joint agreement, but the resolution of such a conflict shall, vis-a-vis the Company, be and remain within the sole discretion of the Transmission Owner; provided, however, that the Transmission Owner shall, if the conflict is otherwise unresolved, utilize the available remedies and dispute resolution procedures to resolve such conflict, including, but not limited to, submitting such conflict to the Commission for resolution; provided, further, that unless so ordered by the Commission or a court having jurisdiction, in no event shall the Transmission Owner enter into a resolution of such conflict which would impair the reliability of the Transmission System. Each Transmission Owner hereby represents and warrants that, except as otherwise set forth on Appendix B, the application of the provisions of this Section 10.13 will not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be deemed to be in breach of any of its obligations under this Agreement or subject to liability hereunder if it takes action or fails to take action with respect to any matter involving a Transmission Owner's exercise of its rights under this Section 10.13.

     10.14Confidentiality. The following provisions set forth the obligations arising out of the disclosure of Confidential Information by a Party (the "Disclosing Party") to one or more Parties (the "Recipient" or "Recipients") under any Transaction Agreement.

               (a) Agreement of Non Disclosure and Non-Use. In consideration of the disclosure by a Disclosing Party to a Recipient of Confidential Information, the Recipient and its officers, directors, partners, employees, Affiliates, agents, representatives, outside auditors, attorneys, and any Third Party Recipient who have access to the Confidential Information (collectively, "Representatives"):

                    (i) shall keep Confidential Information confidential and will not, without the prior written consent of such Disclosing Party or as allowed by this Agreement, disclose Confidential Information to other Persons; and

                    (ii) shall not use Confidential  Information  other than for purposes legitimately related to the operation of the business of the Company, including, without limitation, the exercise of Functional Control over any Transferred Facilities ("Approved Uses"); provided, however, that

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

                         nothing contained herein shall limit the right of the Company or any of its Representatives from using any Confidential Information disclosed to the Company by any Party consisting of methods, techniques, rate design and other similar Confidential Information which relates to the electric transmission industry generally, and not to the business of any Party, (but excluding any software developed by the Company or any Transmission Owner and excluding any Confidential Information of a Transmission Owner marked "Proprietary" by such Transmission Owner) for other than Approved Uses which are not in competition with the business of such Party. Each Recipient agrees to transmit the Confidential Information of a Disclosing Party only to such of the Recipient's Representatives who need to know the Confidential Information for the purpose of assisting the Recipient in Approved Uses, and who are informed of the provisions of this Section
                         10.14. A Recipient shall be fully liable for any breach of this Agreement by its Representatives and agrees, at its sole expense, to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

               (b) Disclosure Required by Subpoena, Law, Litigation or Legal Process. If any portion of Confidential Information is required to be disclosed by subpoena, Law, litigation, arbitration, or similar legal process, or to a Governmental Authority, the Recipient will promptly inform the Disclosing Party of the existence, terms and circumstances surrounding such request before any such disclosure is required so as to allow the Disclosing Party to protect the Confidential Information. The Recipient will consult with the Disclosing Party on the advisability of taking legally-available steps to resist or narrow such request. The Disclosing Party may thereafter seek to obtain a protective order, and the Recipient shall cooperate with the Disclosing Party in its efforts to obtain a protective order, to restrict access to, and any use or disclosure of, the Confidential Information, at the expense of the Disclosing Party. Notwithstanding anything else to the contrary contained herein, Confidential Information that is required to be disclosed in the ordinary course of the Company's business to the Commission or other Governmental Authority pursuant to Law or the MISO OATT may be so disclosed without compliance with this Section 10.14(b).


               (c)  Disclosure  In Connection  with  Financing  Transactions  or
                    Transfer of Transferred Facilities. In the event that a Recipient

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


                    desires to disclose Confidential Information in connection with a financing or other similar transaction or in connection with a transfer of its Transferred Facilities, including as part of the due diligence requested by a proposed counterparty or transferee (a "Third Party Recipient"), such Recipient may disclose such Confidential Information to such Third Party Recipient only after receipt by such Recipient from such Third Party Recipient of a confidentiality agreement containing substantially the terms and conditions set forth in this Section 10.14; provided, however, that no competitively sensitive Confidential Information concerning a Transmission Owner may be disclosed to any Person that is a direct competitor of such Transmission Owner without such Transmission Owner's prior written consent.

               (d) Disclosure in Connection with Dispute. A Recipient may disclose Confidential Information to (i) the Panel in connection with an Arbitration pursuant to Section 6.2, (ii) to the Commission in connection with a Claim being heard by the Commission and (iii) to a court in connection with a dispute being heard by such court; provided, however, that the Recipient shall take reasonable steps to protect the confidentiality of such Confidential Information and, where the Recipient would not be materially adversely affected by its disclosure to the Disclosing Party of its intent to disclose such Confidential Information in connection with a dispute as provided above, the Recipient shall so disclose to the Disclosing Party the Recipient's intent to so disclose such Confidential Information so as to allow the Disclosing Party the opportunity to protect such Confidential Information. In such case, the Recipient shall cooperate with the Disclosing Party in its efforts to obtain a protective order, to restrict access to, and any other use or disclosure of, the Confidential Information.

               (e) Survival of Obligations. The obligations with respect to Confidential Information set forth herein shall survive the termination of this Agreement for five (5) years. Upon the termination of the obligations of this Agreement with respect to an item of Confidential Information, the Recipient shall be free to use and disclose such item of information freely and without any obligation to the Disclosing Party.

               (f) Ownership of Confidential Information. Each Disclosing Party reserves its (and, if applicable, its licensor's) ownership rights in and to its Confidential Information disclosed to a Recipient and only grants a license to use such Confidential Information for the Approved Uses. In addition, each Recipient agrees that it does not acquire any ownership interest in the Confidential Information of any Disclosing Party by virtue of the combination of such

                    Confidential    Information    with    other    Confidential
                    Information, including that of the Company.

     10.15No Partnership. This Agreement is not intended, and shall not be construed, interpreted or applied, to create a partnership or joint venture, and no Transmission Owner shall be entitled to act as an agent for any other Transmission Owner with respect to the Company.

     10.16Current Documents. The Company shall maintain current versions of all agreements and procedures, all amendments thereto and shall post such documents on its Internet World Wide Web Site or equivalent form of electronic posting and provide such documents to the Transmission Owners.

     10.17Late Payments. If a Party does not pay within ten (10) days of the date required hereunder, all or any portion of an amount such Party is required to pay as provided in this Agreement then (i) the amount such owing Party is required to pay shall bear interest at (A) the sum of (I) a varying rate per annum that is equal to the interest rate publicly quoted by The Wall Street Journal, from time to time as the prime commercial or similar reference interest rate with adjustments in that varying rate to be made on the same date as any change in that rate plus (II) 2% per annum or (B) such lower rate required under applicable Law, compounded annually and (ii) a Party to which payment is due may take any action, at the cost and expense of the owing Party to obtain payment by such owning Party of the portion of such owning Party's payment that is in default, together with interest thereon as provided above.

     10.18Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding that all of the Parties are not signatories to the original or to the same counterpart.

     10.19Attorneys' Fees. In any dispute arising hereunder, the party prevailing at final judgment shall be entitled to recover from the other party all of its reasonable attorneys' fees and costs incurred in such a proceeding, in addition to any affirmative or injunctive relief that it may receive.

     10.20Time is of the Essence. Time is of the essence of each provision of this Agreement.

     10.21Representatives. No later than fourteen (14) days after the execution of this Agreement by a Party, such Party shall appoint one (1) representative to serve as a point of contact for matters arising under this Agreement. No representative has the right to amend this Agreement or waive any rights under this Agreement. A Party may replace its representative at any time at its own discretion upon providing notice to the other Parties.


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



     IN  WITNESS  WHEREOF,   the  Parties  have  caused  their  duly  authorized
representatives to execute this Agreement, on their respective behalves.


                                  GridAmerica LLC


                                  By  \s\Nicholas P. Winser
                                    --------------------------------------------
                                  Name (typed or printed):  Nicholas P. Winser
                                  Title           Chief Executive Officer


                                  Union Electric Company d/b/a/ AmerenUE
                                  Central Illinois Public Service Company d/b/a/ AmerenCIPS
                                  By:  Ameren Services Company
                                       (their agent)


                                  By  \s\David A. Whiteley
                                    --------------------------------------------
                                  Name (typed or printed):  David A. Whiteley
                                  Title             Senior Vice President


                                  American Transmission Systems, Incorporated



                                  By  \s\Stanley F. Szwed
                                    --------------------------------------------
                                  Name (typed or printed):  Stanley F. Szwed
                                  Title             Vice President


                                  Northern Indiana Public Service Company


                                  By  \s\Jerry L. Godwin
                                    --------------------------------------------
                                  Name (typed or printed):   Jerry L. Godwin
                                  Title                Chief Operating Officer




                                       58